Exhibit 10.113

CREDIT AGREEMENT

Dated as of June 15, 2015

Among

SMITH & WESSON HOLDING CORPORATION

and

SMITH & WESSON CORP.,

as Borrowers,

THE SUBSIDIARIES OF THE BORROWERS PARTY HERETO,

as the Guarantors,

TD BANK, N.A.,

as the Administrative Agent

and

The Other Lenders Party Hereto From Time to Time

TD SECURITIES (USA) LLC,

as Joint Lead Arranger and Joint Book Runner

BRANCH BANKING AND TRUST COMPANY,

as Joint Lead Arranger, Joint Book Runner and Co-Syndication Agent

REGIONS BUSINESS CAPITAL,

as Joint Lead Arranger and Joint Book Runner

REGIONS BANK,

as Co-Syndication Agent

and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arranger, Joint Book Runner and Co-Syndication Agent

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01.	Defined Terms	1
1.02.	Other Interpretive Provisions	19
1.03.	Accounting Terms	20
1.04.	Rounding	20
1.05.	Zone	20

ARTICLE II THE COMMITMENTS AND LOANS		20

2.01.	Loans	20
2.02.	Borrowings, Conversions and Continuations of Loans	21
2.03.	Swingline Loans	22
2.04.	Appointment of Borrowers’ Representative	22
2.05.	Prepayments	23
2.06.	Termination or Reduction of Commitments	24
2.07.	Repayment of Loans	24
2.08.	Interest	24
2.09.	Fees	25
2.10.	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	25
2.11.	Evidence of Debt	26
2.12.	Payments Generally; Administrative Agent’s Clawback	26
2.13.	Sharing of Payments by Lenders	27
2.14.	Increase in Commitments	28
2.15.	Defaulting Lenders	29

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		30

3.01.	Taxes	30
3.02.	Illegality	33
3.03.	Inability to Determine Rates	33
3.04.	Increased Costs; Reserves on LIBOR Rate Loans	34
3.05.	Compensation for Losses	34
3.06.	Mitigation Obligations; Replacement of Lenders	35
3.07.	Survival	35

ARTICLE IV CONDITIONS PRECEDENT TO LOANS		35

4.01.	Conditions of Initial Loans	35
4.02.	Conditions to all Loans	36

ARTICLE V REPRESENTATIONS AND WARRANTIES		37

5.01.	Existence, Qualification and Power	37
5.02.	Authorization; No Contravention	37
5.03.	Governmental Authorization; Other Consents	37
5.04.	Binding Effect	37
5.05.	Solvency	37
5.06.	Financial Statements; No Material Adverse Effect	38
5.07.	Litigation	38
5.08.	No Default	38
5.09.	Ownership of Property; Liens	38
5.10.	Environmental Compliance	38
5.11.	Insurance	38
5.12.	Taxes	39
5.13.	ERISA Compliance	39
5.14.	Subsidiaries; Equity Interests	39
5.15.	Margin Regulations; Investment Company Act	39
5.16.	Disclosure	39
5.17.	Compliance with Laws	40
5.18.	Taxpayer Identification Number	40
5.19.	Casualty, Etc	40
5.20.	Intellectual Property; Licenses, Etc	40

5.21.	OFAC	40
5.22.	Senior Credit Facility	40

ARTICLE VI AFFIRMATIVE COVENANTS		40

6.01.	Financial Statements	40
6.02.	Certificates; Other Information	41
6.03.	Notices	42
6.04.	Payment of Obligations	43
6.05.	Preservation of Existence, Etc	43
6.06.	Maintenance of Properties	43
6.07.	Maintenance of Insurance	43
6.08.	Compliance with Laws	43
6.09.	Books and Records	43
6.10.	Inspection Rights	43
6.11.	Use of Proceeds	43
6.12.	Additional Subsidiary Guarantors; Foreign Subsidiaries	43
6.13.	Depository Banks	44
6.14.	Further Assurances	44
6.15.	Anti-Corruption Laws	44
6.16.	Interest Rate Hedging	44

ARTICLE VII NEGATIVE COVENANTS		44

7.01.	Liens	44
7.02.	Investments	45
7.03.	Indebtedness	46
7.04.	Fundamental Changes	46
7.05.	Dispositions	47
7.06.	Restricted Payments	47
7.07.	Change in Nature of Business	47
7.08.	Transactions with Affiliates	48
7.09.	Burdensome Agreements	48
7.10.	Use of Proceeds	48
7.11.	Financial Covenants	48
7.12.	Sanctions	48
7.13.	Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes	48
7.14.	Prepayments, Etc. of Indebtedness	48
7.15.	Amendment, Etc. of Indebtedness	48
7.16.	Holding Company Covenant	49
7.17.	Sale and Leaseback Transactions	49
7.18.	Excluded Subsidiary Covenant	49
7.19.	Anti-Corruption Laws	49
7.20.	Senior Credit Facility	49

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		49

8.01.	Events of Default	49
8.02.	Remedies Upon Event of Default	51
8.03.	Application of Funds	51

ARTICLE IX ADMINISTRATIVE AGENT		51

9.01.	Appointment and Authority	51
9.02.	Rights as a Lender	52
9.03.	Exculpatory Provisions	52
9.04.	Reliance by Administrative Agent	52
9.05.	Delegation of Duties	53
9.06.	Resignation of Administrative Agent	53
9.07.	Non-Reliance on Administrative Agent and Other Lenders	54
9.08.	No Other Duties, Etc	54

ii

9.09.	Administrative Agent May File Proofs of Claim	54
9.10.	Guaranty Matters	54

ARTICLE X MISCELLANEOUS		55

10.01.	Amendments, Etc	55
10.02.	Notices; Effectiveness; Electronic Communication	56
10.03.	No Waiver; Cumulative Remedies; Enforcement	58
10.04.	Expenses; Indemnity; Damage Waiver	58
10.05.	Payments Set Aside	59
10.06.	Successors and Assigns	59
10.07.	Treatment of Certain Information; Confidentiality	62
10.08.	Right of Setoff	63
10.09.	Interest Rate Limitation	63
10.10.	Counterparts; Integration; Effectiveness	63
10.11.	Survival of Representations and Warranties	63
10.12.	Severability	64
10.13.	Replacement of Lenders	64
10.14.	Governing Law; Jurisdiction; Etc	64
10.15.	Waiver of Jury Trial	65
10.16.	No Advisory or Fiduciary Responsibility	65
10.17.	Electronic Execution of Assignments and Certain Other Documents	65
10.18.	USA PATRIOT Act	65
10.19.	Joint and several Obligations	66
10.20.	Subordination	66

ARTICLE XI CONTINUING GUARANTY		66

11.01.	Guaranty	66
11.02.	Rights of Lenders and Affiliate Counterparties	67
11.03.	Certain Waivers	67
11.04.	Obligations Independent	67
11.05.	Subrogation	67
11.06.	Termination; Reinstatement	67
11.07.	Stay of Acceleration	68
11.08.	Condition of Borrowers	68
11.09.	Appointment of Borrower Representative	68
11.10.	Right of Contribution	68
11.11.	Keepwell	68
11.12.	Eligible Contract Participant Status	68

iii

SIGNATURES		S-1

SCHEDULES
1.01	Excluded Subsidiaries
2.01	Commitments and Applicable Percentages
5.06	Certain Material Indebtedness
5.07	Litigation
5.10	Environmental Matters
5.13	Pension Matters
5.14	Subsidiaries; Other Equity Investments
5.21	Anti-Corruption Laws
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.17	Sale Leaseback
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of
A	Loan Notice
B	[Reserved]
C-1	Revolving Note
C-2	Term Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Joinder Agreement
G	Solvency Certificate
H	Notice of Loan Prepayment
I	[Reserved]
K 1-4	U.S. Tax Compliance Certificates

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of June 15, 2015, among SMITH & WESSON HOLDING CORPORATION, a Nevada corporation (the “Company”), SMITH & WESSON CORP., a Delaware corporation (“S&W”), and, together with the Company, the “Borrowers” and, each a “Borrower”), the Guarantors (as hereinafter defined) from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and TD BANK, N.A., as Administrative Agent and Swingline Lender.

WHEREAS, the Loan Parties (as hereinafter defined) have requested that the Lenders and the Swingline Lender make loans and other financial accommodations to the Loan Parties in an aggregate amount of up to $280,000,000.

WHEREAS, the Lenders and the Swingline Lender have agreed to make such loans and other financial accommodations to the Loan Parties on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“2018 Senior Notes” means the 5.000% Senior Notes due 2018 issued by the Company.

“2018 Senior Notes Indenture” means that certain Indenture dated as of July 15, 2014 between the Company and The Bank of New York Mellon Trust Company, N.A.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which any Borrower (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted Consolidated Funded Indebtedness” means, on any date of determination, an amount equal to (x) Consolidated Funded Indebtedness less (y) cash and cash equivalents of the Loan Parties on a consolidated basis (as reflected on the most recent balance sheet delivered by the Loan Parties to the Administrative Agent and the Lenders in accordance with Section 6.01 hereof) as of such date in excess of $25,000,000 and subject to no Liens, all as determined in accordance with GAAP.

“Adjusted Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Administrative Agent” means TD Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E‑2 or any other form approved by the Administrative Agent.

“Affected Foreign Subsidiary” means any Foreign Subsidiary to the extent a pledge of more than 66 2/3% of the voting Equity Interests in such Foreign Subsidiary would cause a Deemed Dividend Problem.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Counterparty” means a Person who is an Affiliate of a Lender at the time such Person entered into any Swap Contract.

“Aggregate Commitments” mean the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the outstanding principal amount of such Term Lender’s Term Loans at such time, and (b) in respect of the Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15.  If the Commitment of all of the Revolving Lenders to make Revolving Loans have been terminated pursuant to Section 8.02, or if the Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Facility most recently in effect, giving effect to any subsequent assignments.  The Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Pledge Percentage” means (a) in the case of non-voting Equity Interests, 100% and (b) in the case of voting Equity Interests, 100% but 65% in the case of a pledge by a Loan Party of its Equity Interests in an Affected Foreign Subsidiary.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Adjusted Consolidated Leveraged Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate

Pricing Level	Adjusted Consolidated Leverage Ratio	Facility Fee	LIBOR Rate +	Base Rate +
1	≥2.50:1	.375%	2.50%	1.50%
2	≥2.00:1 but <2.50:1	.375%	2.25%	1.25%
3	≥1.50:1 but <2.00:1	.25%	2.00%	1.00%
4	≥1.00:1 but <1.50:1	.25%	1.75%	.75%
5	<1.00:1	.20%	1.50%	.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Adjusted Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.  The Applicable Rate in effect from the Closing Date through the delivery of the first Compliance Certificate pursuant to Section 6.02(b) shall be determined based upon Pricing Level 3.  In addition, at all times while the Default Rate is in effect, the highest rate set forth in each column of the Applicable Rate shall apply.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).  The Applicable Rate set forth above shall be increased as, and to the extent, required by Section 2.14(c).

“Applicable Revolving Percentage” means with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the Revolving Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time and (b) with respect to the Swingline Sublimit, (i) the Swingline Lender and (ii) if any Swingline Loans are outstanding pursuant to Section 2.03(a), the Revolving Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means TD Securities (USA) LLC, Branch Banking and Trust Company, Regions Business Capital and Wells Fargo Securities, LLC, each in its capacity as a joint lead arranger and joint bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended April 30, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Facility, (b) the date of termination of the Revolving Facility pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Revolving Lender to make Revolving Loans pursuant to Section 8.02.

“Base Rate” means, at any time, a fluctuating rate per annum equal to the higher of (a) the rate published from time to time by The Wall Street Journal as the U.S. Prime Rate (if such U.S. Prime Rate is expressed as a range, then the top of such range will be used) or, in the event The Wall Street Journal ceases publication of such U.S. Prime Rate, the base, reference or other rate then designated by the Administrative Agent, in its sole discretion, for general commercial loan reference purposes; (b) the sum of (i) the Federal Funds Rate plus (ii) one-half of one percent (1/2%); or (c) the sum of (i) the LIBOR Rate for an Interest Period of one month at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus (ii) one percent (1.0%).  It is acknowledged by the parties to this Agreement that the Base Rate is a reference rate, not necessarily the lowest rate of interest charged, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.  The effective interest rate for the Base Rate Loans will change on the date of each change in the U.S. Prime Rate (as published in The Wall Street Journal, as aforesaid) or, if such U.S. Prime Rate is not so published, on the date of each change in the rate designated by the Administrative Agent as provided above.

“Base Rate Loan” means a Revolving Loan or a Term Loan that bears interest based on the Base Rate.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Representative” has the meaning specified in Section 2.04.

“Borrowing” means, a Revolving Borrowing, a Swingline Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, and if such day relates to any interest rate settings as to a LIBOR Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such LIBOR Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such LIBOR Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, for the Company and its Subsidiaries, on a consolidated basis, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Management Agreements” means, collectively, one or more agreements entered into from time to time by TD Bank with any Loan Party and/or the Borrower Representative relating to cash management services regarding one or more of deposit accounts of the Loan Parties, as such agreement(s) may be amended, restated or modified from time to time.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of any Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of any Borrower by Persons who were neither (i) nominated or approved by the board of directors of such Borrower nor (ii) appointed by directors so nominated or approved; (c) the acquisition of direct or indirect Control of any Borrower by any Person or group; (d) the Company shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances, at least 100% of the outstanding Equity Interests of any Subsidiary except as may result from any merger, consolidation or other reorganization permitted under this Agreement; or (e) the occurrence of any “Change of Control” under and as defined in a Permitted Notes Indenture.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means a Term Commitment or a Revolving Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Consolidated Interest Expense for such period, (ii) income tax expense (with a deduction in case of income tax benefit) for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary charges for such period, (v) any non-cash charges for such period related to stock options and restricted stock granting, and (vi) any other nonrecurring non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period), minus (b) without duplication and to the extent included in Consolidated Net Income, any extraordinary gains and any non-cash items of income for such period, all calculated on a consolidated basis in accordance with GAAP.

Consolidated EBITDA shall be calculated on a pro forma basis to give effect to Permitted Acquisitions (but not Permitted Business Acquisitions) and Dispositions consummated at any time on or after the first day of the relevant period as if each Permitted Acquisition had been effected on the first day of such period and as if each such Dispositions had been consummated on the day prior to the first day of such period, provided, that such calculation of Consolidated EBITDA shall be subject to the Administrative Agent’s prior written approval of the pro forma calculations.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA, plus Consolidated Rental Expense, minus the unfinanced portion of Capital Expenditures, minus cash taxes paid, minus dividends and distributions paid in cash, to (b) Consolidated Fixed Charges.

“Consolidated Fixed Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) cash Consolidated Interest Expense for such period, plus (b) Consolidated Rental Expense paid during such period, plus (c) scheduled principal payments on Indebtedness made during such period, plus (d) payments on capital leases made during such period, all calculated on a consolidated basis in accordance with GAAP.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of the aggregate principal amount of all Indebtedness at such date (including, without limitation, the Swap Termination Value under any Swap Contract at such date, but excluding undrawn amount of letters of credit, foreign exchange obligations and cash management obligations), determined on a consolidated basis in accordance with GAAP; provided, however, for purposes of calculating the financial covenants, any Guarantee and Off-Balance Sheet Liability shall be deemed to be fully funded.  In the case of any Guarantee, the amount deemed fully funded shall be the greater of (x) the amount then due on the Guarantee, or (y) the maximum principal amount of the indebtedness then subject to such Guarantee.  In the case of any Off-Balance Sheet Liability, the amount deemed fully funded shall be the amount that would be due if such Off-Balance Sheet Liability was due on the date of determination.

“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period, all calculated on a consolidated basis in accordance with GAAP.

“Consolidated Rental Expense” means, as of any date of determination, all obligations in respect of fixed, base and contingent rent paid or due by the Company or any of its Subsidiaries, on a consolidated basis, during such period under any rental agreements or leases of real or personal property (other than obligations in respect of capital leases).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the applicable parent Loan Party under Section 956 of the Code and the effect of such repatriation causing materially adverse tax consequences to the applicable parent Loan Party in each case as determined by the Borrower Representative in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a LIBOR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swingline Loans) within two Business

Days of the date when due, (b) has notified the Borrower Representative, the Swingline Lender and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower Representative, to confirm in writing to the Administrative Agent and the Borrower Representative that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Representative), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower Representative, the Swingline Lender and each other Lender promptly following such determination.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06 (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon  the Company or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiary” means (a) each Subsidiary of a Borrower listed on Schedule 1.01 and (b) any 501(c)(3) organization Controlled by a Loan Party or under common Control with a Loan Party; provided that no Subsidiary that Guarantees any Permitted Notes or other Indebtedness of a Loan Party shall be deemed to be an Excluded Subsidiary at any time any such Guarantee is in effect.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 11.11 and any other “keepwell, support or other agreement for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or grant by such Loan Party of a Lien, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Representative under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of August 15, 2013, as amended, among the Loan Parties, as borrowers, TD Bank, as agent, and a syndicate of lenders.

“Facility” means the Term Facility or the Revolving Facility, as the context may require.

“Facility Termination Date” means the date as of which all of the following shall have occurred:  (a) the Aggregate Commitments have terminated and (b) all Obligations have been paid in full (other than contingent indemnification obligations).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business

Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to TD Bank on such day on such transactions as determined by the Administrative Agent.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Loan Parties directly owns or Controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Foreign Lender” means, with respect to any Borrower, (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantors” means, collectively, (a) with respect to the Obligations other than the Swap Obligations, the Subsidiaries of the Borrowers (other than any Excluded Subsidiary) and (b) with respect to the Swap Obligations, the Company and the Subsidiaries of the Company (other than S&W and any Excluded Subsidiary), in each case as are or may from time to time become parties to this Agreement pursuant to Section 6.12.

“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article XI in favor of the Administrative Agent, for the benefit of the Lenders and any Affiliate Counterparty or other Affiliates of any Lender holding any Swap Obligations, together with each other guaranty delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means a Foreign Subsidiary that (a) has aggregate assets of less than $1,000,000 and (b) has no direct or indirect Subsidiaries with aggregate assets for all such Subsidiaries of more than $1,000,000.

“Increase Effective Date” has the meaning assigned to such term in Section 2.14(a).

“Increase Joinder” has the meaning assigned to such term in Section 2.14(c).

“Incremental Commitments” means Incremental Revolving Commitments and/or the Incremental Term Commitments.

“Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.14(a).

“Incremental Term Commitments” has the meaning assigned to such term in Section 2.14(a).

“Incremental Term Loan Maturity Date” has the meaning assigned to such term in Section 2.14(c).

“Incremental Term Loans” means any loans made pursuant to any Incremental Term Commitments.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases, Synthetic Lease Obligations and other Off-Balance Sheet Liabilities;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insufficiency” has the meaning specified in Section 2.03.

“Intercompany Debt” means unsecured Indebtedness of a Subsidiary of a Borrower owed to a Borrower or a wholly-owned Subsidiary of a Borrower, which Indebtedness shall (i) to the extent required by the Administrative Agent, be evidenced by promissory notes, (ii) be on terms (including subordination terms) acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 7.03.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swingline Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swingline Loans being made under the Revolving Facility for purposes of this definition).

“Interest Period” means as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Loan Notice; provided that:

(i)

any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)

any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)	no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitutes all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Dispositions” means any involuntary loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“IP Rights” has the meaning specified in Section 5.20.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit F executed and delivered in accordance with the provisions of Section 6.12.

“Latest Maturity Date” means the latest of the Maturity Date for the Revolving Facility, the Maturity Date for the Term Facility and any Incremental Term Loan Maturity Date applicable to existing Incremental Term Loans, as of any date of determination.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto, and unless the context requires otherwise, the Swingline Lender.

“Lender Parties” means the Administrative Agent and each of the Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“LIBOR” means, with respect to any Interest Period, the rate of interest in the applicable currency (rounded upwards, at the Administrative Agent’s option, to the next 100th of one percent) equal to the Intercontinental Exchange Group (or any successor thereto approved by the Administrative Agent if the Intercontinental Exchange Group is no longer making a LIBOR rate available) LIBOR (“ICE LIBOR”) for such Interest Period as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 A.M. (London Time) two (2) London Banking Days prior to the first day of such Interest Period; provided, however, if more than one ICE LIBOR is so specified, the applicable rate shall be the arithmetic mean of all such rates.  If, for any reason, such rate is not available, the term LIBOR shall mean, with respect to any Interest Period, the rate of interest per annum determined by the Administrative Agent to be the average rate per annum at which deposits in such currency, as applicable, are offered for such Interest Period by major banks in London, England at approximately 11:00 A.M. (London time) two (2) London Banking Days prior to the reset date.  Notwithstanding the foregoing, LIBOR Loans shall be deemed to constitute eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefit of credits for proration, exceptions or offsets that may be available from time to time to any Lender.  LIBOR shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage for each LIBOR Advance (including conversions, extensions and renewals), to a per annum interest rate determined pursuant to the following formula:

LIBOR Rate   =     LIBOR       1 minus LIBOR Reserve Percentage

Provided, however, if the LIBOR Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBOR Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board, as such Regulation may be amended from time to time or any successor Regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special or marginal reserves) applicable with respect to eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of LIBOR Rate Loans is determined), whether or not any Lender has any eurocurrency liabilities subject to such reserve requirement at that time.

“LIBOR Rate Loan” means any Loan the rate of interest applicable to which is based with LIBOR Rate.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Loan or a Swingline Loan.

“Loan Documents” means this Agreement, each Note, the Guaranty, each Joinder Agreement and the TD Bank Fee Letter.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of LIBOR Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Company, S&W and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Master Account” means that certain deposit account (account number ending in 6051) of the Borrower Representative maintained with TD Bank and described in and subject to the Cash Management Agreements, and such other account(s) as the Loan Parties (or the Borrower Representative) and TD Bank may, from time to time, designate as master account(s).

“Master Letter of Credit Agreement” means that certain Master Letter of Credit Agreement, dated as of August 15, 2013, as amended, among the Company, S&W and TD Bank, N.A., as amended, restated, amended and restated or otherwise modified from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means (a) with respect to the Term Facility, the earlier of (i) June 15, 2020 or (ii) the date that is six (6) months in advance of the earliest maturity of any Permitted Notes (other than the 2018 Senior Notes) and (b) with respect to the Revolving Facility, the earlier of (i) June 15, 2020 or (ii) the date that is six (6) months in advance of the earliest maturity of any Permitted Notes (other than the 2018 Senior Notes); provided, however, that in each case, if such date is not a Business Day, the Maturity Date shall be the preceding Business Day.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or cash equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition or any Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Lien permitted under Section 7.01 (ranking senior to any Lien in favor of the Administrative Agent for the benefit of itself and the other Lender Parties) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or cash equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition or Involuntary Disposition.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Term Note or a Revolving Note, as the context may require.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit H or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, (b) any Swap Obligations owing to any Lender, Affiliate Counterparty or other Affiliate of any Lender, and (c) all costs and expenses incurred in connection with the enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a capital lease obligation, (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization; and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means with respect to Term Loans, Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans and/or Swingline Loans occurring on such date.

“Overnight Rate” means, for any day, with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Acquisition by the Company or any Subsidiary in a transaction that (i) is not a Permitted Business Acquisition and (ii) satisfies each of the following requirements:

(a) no Default shall then exist or would exist after giving effect thereto;

(b) receipt by the Administrative Agent of an officer’s certificate of the Borrower Representative certifying that both before and after giving effect to such Acquisition, each of the representations and warranties in the Loan Documents is true and correct (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Administrative Agent has been notified in writing by the Borrower Representative that any representation or warranty is not correct and the Administrative Agent and Required Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default or Event of Default exists, will exist, or would result therefrom;

(c) as soon as available, but not less than ten (10) days (or such lesser number of days as the Administrative Agent shall approve in its sole discretion) prior to the closing date of such Acquisition, the Borrower Representative shall have provided the Administrative Agent (i) notice of such Acquisition, specifying the purchase price and closing date, together with a general description of the acquisition target’s business and (ii) copies of all business and financial information reasonably requested by the Administrative Agent, from time to time, including financial statements of the Loan Parties on a pro forma basis reflecting the financial impact of the Acquisition;

(d) the Borrower Representative shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to Acquisition on a pro forma basis, the Adjusted Consolidated Leverage Ratio is less than 3.0:1.0 as of the most recently ended fiscal quarter for which the Company has furnished financial statements in accordance with Section 6.01(a) or (b);

(e) if such Acquisition is an acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person shall become a direct or indirect wholly-owned Subsidiary of the Company, and shall become a Guarantor pursuant to the terms of this Agreement if such Subsidiary is a Domestic Subsidiary;

(f) if such Acquisition is an acquisition of assets or Equity Interests of any foreign Person, such Acquisition is a Permitted Foreign Subsidiary Loan and Investment;

(g) if such Acquisition is an acquisition of assets, the Acquisition is structured so that a Loan Party shall acquire such assets;

(h) if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulations T, U or X;

(i) the Person subject to such Acquisition shall have earnings before interest, taxes, depreciation and amortization for the four (4) fiscal quarter period prior to the acquisition date in an amount greater than $0;

(j) such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Loan Party and such Person subject to such Acquisition;

(k) if such Acquisition is an acquisition of Equity Interests and such Acquisition involves a regulated business, such as firearm manufacturing, the Borrower Representative has provided evidence reasonably satisfactory to the Administrative Agent that acquisition target is compliant with all applicable material regulations and has all material licenses, permits and governmental approvals necessary to operate its business and that the acquiring Loan Party has obtained the necessary consents to the transfer of such licenses, permits and governmental approvals;

(l) no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect;

(m) except as permitted under Section 7.01, in connection with an Acquisition of the Equity Interests of any Person, all Liens on property of such Person shall be terminated and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated;

(n) the Person subject to such Acquisition is in the same or a complimentary line of business as the Loan Parties; and

(o) a Responsible Officer of the Company, shall certify (and provide the Administrative Agent with a pro forma calculation in form and substance reasonably satisfactory to the Administrative Agent) to the Administrative Agent that, immediately after giving effect to the completion of such Acquisition, on a consolidated basis, the Borrowers will be in compliance with all financial covenants set forth in Section 7.11.

“Permitted Business Acquisition” means any Acquisition by the Company or any Subsidiary in a transaction that satisfies each of the following requirements:

(a) the total consideration paid or payable (including Indebtedness incurred and/or reflected on a consolidated balance sheet of the Company and its Subsidiaries after giving effect to all such Acquisitions and the maximum amount of all deferred payments, including earnouts (as calculated in accordance with GAAP in effect as of the date of such Acquisition) and seller notes) shall not exceed $5,000,000 in any fiscal year of the Company; provided, however, that the limitation on total consideration referenced above will be increased in any fiscal year (commencing with the Company’s fiscal year ending April 30, 2017) by an amount equal to the amounts not expended by the Loan Parties for Permitted Business Acquisitions in the prior two (2) fiscal years (commencing with the Company’s fiscal year that commenced May 1, 2015); provided, further, that the total consideration for a single Permitted Business Acquisition may not exceed $5,000,000.

(b) no Default shall then exist or would exist after giving effect thereto;

(c) if such Acquisition is an acquisition of assets located outside of the United States or Equity Interests of any foreign Person, such Acquisition is a Permitted Foreign Subsidiary Loan and Investment;

(d) if such Acquisition is an acquisition of Equity Interests, (i) such Acquisition (A) is structured so that the acquired Person shall become a direct or indirect wholly-owned Subsidiary of the Company, and shall become a Guarantor pursuant to the terms of this Agreement if such Subsidiary is a Domestic Subsidiary, (B) shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Loan Party and such Person subject to such Acquisition and (C) shall not result in any violation of Regulations T, U or X, (ii) except as permitted under Section 7.01, all Liens on property of such Person shall be terminated and (iii) the acquired Person shall be in the same or a complimentary line of business as the Loan Parties;

(e) if such Acquisition is an acquisition of assets, (i) such Acquisition (A) is structured so that the assets are acquired by a Loan Party and (B) shall not result in any violation of Regulations T, U or X, (ii) except as permitted under Section 7.01, all Liens on the acquired assets shall be terminated and (iii) the acquired assets shall be in the same or a complimentary line of business as the Loan Parties;

(f) if such Acquisition is an acquisition of Equity Interests and such Acquisition involves a regulated business, such as firearm manufacturing, the Borrower Representative shall provide, within thirty (30) days (or such greater number of days as the Administrative Agent shall approve in its sole discretion) after the closing date of such Acquisition, evidence reasonably satisfactory to the Administrative Agent that the acquisition target is compliant with all applicable material regulations and the acquiring Loan Party has obtained the necessary material consents to the transfer of such licenses, permits and governmental approvals; and

(g) no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect; and

(h) within thirty (30) days (or such greater number of days as the Administrative Agent shall approve in its sole discretion) after the closing date of such Acquisition, the Borrower Representative shall have provided the Administrative Agent (i)  notice of such Acquisition, specifying the purchase price and closing date, together with a general description of the acquisition target’s business, (ii) evidence demonstrating to the reasonable satisfaction of the Administrative Agent that, after giving pro forma effect to the incurrence of any Indebtedness in connection such Acquisition, the Adjusted Consolidated Leverage Ratio is less than 3.0:1.0 as of the most recently ended fiscal quarter for which the Company has furnished financial statements in accordance with Section 6.01(a) or (b); and (iii) a certificate to the effect that such Acquisition satisfies all the conditions set forth in this definition.

“Permitted Dividends” means declaration and payment of a dividend in cash by the Company to stockholders so long as at the time thereof and after giving effect thereto, (x) no Default shall have occurred and be continuing and (y) the Adjusted Consolidated Leverage Ratio would be less than 3.0:1.0.

“Permitted Foreign Subsidiary Loan and Investment” means, so long as the aggregate of the following do not exceed $20,000,000.00 at any time outstanding:

(a) an investment of cash or property by a Loan Party in a Foreign Subsidiary  made on or after the Closing Date and, if applicable, the Loan parties comply with Section 6.12(b) with respect to such investment;

(b) a loan by a Loan Party to a Foreign Subsidiary, a Guarantee by a Loan Party of Indebtedness of a Foreign Subsidiary or a pledge, security interest or hypothecation by a Loan Party to secure Indebtedness of a Foreign Subsidiary, in each case made on or after the Closing Date; and

(c) an investment of cash or property by a Loan Party in, or loan from a Loan Party to, a Foreign Subsidiary for the purpose of making for one or more Permitted Acquisitions or Permitted Business Acquisitions and, if applicable, the Loan parties comply with Section 6.12(b) with respect to such investment.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) Permitted Acquisitions, Permitted Business Acquisitions, Permitted Note Repurchase and Redemptions and Permitted Share Repurchase.

“Permitted Note Repurchase and Redemption” means payments or prepayments applied to the redemption (or repurchase and immediate cancellation) of Permitted Notes so long as at the time thereof and after giving effect thereto, (x) no Default shall have occurred and be continuing and (y) the Adjusted Consolidated Leverage Ratio would be less than 3.0:1.0.

“Permitted Notes” means (i) the 2018 Senior Notes and (ii) other debt securities issued by the Company after the Closing Date, (a) the terms of which do not provide for any scheduled principal repayment, mandatory redemption or sinking fund obligations prior to the date six (6) months after the final Maturity Date of all Loans (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of  default), (b) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate, call protection and redemption premiums), taken as a whole, are not more restrictive to the Company than those set forth in this Agreement, (c) of which no Subsidiary of the Company is an issuer or guarantor, (d) which are not secured by any Liens on any assets of the Company or any of its Subsidiaries and (e) after giving pro forma effect to the incurrence of such Indebtedness, the Loan Parties will remain in compliance with the financial covenants in Section 7.11.

“Permitted Notes Indenture” means the indenture under which any Permitted Notes have been issued; provided, however, no indenture shall be a “Permitted Notes Indenture” if there exist limitations therein on the ability of any Borrower to incur Indebtedness under this Agreement that are more restrictive to the Borrowers than those set forth in the 2018 Senior Notes Indenture.

“Permitted Share Repurchase” means redemption or repurchase of Equity Interests of the Company, so long as at the time thereof and after giving effect thereto (x) no Default shall have occurred and be continuing and (y) the Adjusted Consolidated Leverage Ratio would be less than 3.0:1.0.

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property to any Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; and (e) the sale or disposition of cash equivalents for fair market value.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Redemption Notes” means the 5.875% Senior Notes due 2017 issued by the Company pursuant to the Redemption Notes Indenture.

“Redemption Notes Indenture” means that certain Indenture dated as of June 17, 2013 between the Company and The Bank of New York Mellon Trust Company, N.A.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliate Counterparties and other Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliate Counterparties and other Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, at least two (2) Lenders having Total Credit Exposures representing greater than 50% of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that the amount of any participation in any Swingline Loan that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender in making such determination.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(b).

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(b), and (b) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The Revolving Commitment of all of the Revolving Lenders on the Closing Date shall be $175,000,000.

“Revolving Exposure” means, as to any Lender at any time, the aggregate Outstanding Amount at such time of its Revolving Loans and such Lender’s participation in Swingline Loans at such time.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” means, at any time, (a) so long as any Revolving Commitment is in effect, any Lender that has a Revolving Commitment at such time or (b) if the Revolving Commitments have terminated or expired, any Lender that has a Revolving Loan or a participation in Swingline Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01(b).

“Revolving Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans or Swingline Loans, as the case may be, made by such Revolving Lender, substantially in the form of Exhibit C-1.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Same Day Funds” means immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 11.11).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Contract” means each master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), and/or any other documents, instruments or agreements executed to further evidence or secure the Swap Obligations, as the same may be hereafter amended, restated, renewed, replaced, supplemented or otherwise modified from time to time.

“Swap Obligations” means all obligations of any Loan Party under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act and shall include without limitation, any interest rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, forward transactions, currency swap transactions, cross-currency rate swap transactions, currency options or similar agreements including, without limitation, the Swap Contracts.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender, Affiliate Counterparty or any other Affiliate of a Lender).

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.03(a).

“Swingline Lender” means TD Bank in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Sublimit” has the meaning specified in Section 2.03(a).

“Swingline Loan” means a loan made pursuant to Section 2.03(a).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TD Bank” means TD Bank, N.A.

“TD Bank Fee Letter” means the letter agreement dated June 15, 2015 among the Borrowers, the Administrative Agent and TD Bank.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The Term Commitment of all of the Term Lenders on the Closing Date shall be $105,000,000.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Note” means a promissory note made by the Borrowers in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-2.

“Threshold Amount” means $10,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Exposure and Outstanding Amount of all Term Loans of such Lender at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and Swingline Loans.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBOR Rate Loan.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Any and all references to “Borrower” regardless of whether preceded by the term a, any, each of, the, all, and/or any other similar term shall be deemed to refer, as the context requires, to each and every party constituting a Borrower, individually and/or in the aggregate.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03. Accounting Terms.

(a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04. Rounding.  Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. Zone.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS AND LOANS

2.01. Loans.

(a) Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrowers, in Dollars, on the Closing Date in an amount not to exceed such Term Lender’s Applicable Percentage of the Term Facility.  The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility.  Term Borrowings repaid or prepaid may not be reborrowed.  Term Loans may be Base Rate Loans or LIBOR Rate Loans, as further provided herein.

(b) Revolving Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers in Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Revolving Facility, and (ii) the Revolving Exposure of any Lender shall not exceed such Lender’s Revolving Commitment.  Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow Revolving Loans, prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Loans may be Base Rate Loans or LIBOR Rate Loans, as further provided herein.  All Swingline Loans shall be made as provided in Section 2.03.

2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of LIBOR Rate Loans shall be made upon the Borrower Representative’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 2:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBOR Rate Loans or of any conversion of LIBOR Rate Loans to Base Rate Loans, and (ii) one business day prior to the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower Representative pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower Representative.  Each Borrowing of, conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof.  Except as provided in Section 2.03(b), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower Representative is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of LIBOR Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower Representative fails to specify a Type of Loan in a Loan Notice or if the Borrower Representative fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans.  If the Borrower Representative requests a Borrowing of, conversion to, or continuation of LIBOR Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under such Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower Representative, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans, in each case as described in the preceding subsection.  In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing are the initial Loans, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower Representative or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of TD Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower Representative.

(c) Except as otherwise provided herein, a LIBOR Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as LIBOR Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower Representative and the Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower Representative and the Lenders of any change in TD Bank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect with respect to Loans.

(f) This Section 2.02 shall not apply to Swingline Loans.

(g) Cashless Settlement Mechanism.  Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower Representative, the Administrative Agent and such Lender.

2.03. Swingline Loans.

(a) To the extent there are insufficient collected funds in the Master Account, as determined on any Business Day by the Administrative Agent in its sole discretion, to pay the fees and charges and other account activity in the Master Account for such Business Day, the Borrower Representative shall be deemed to have given notice to the Administrative Agent and the Swingline Lender, and automatically and irrevocably requested, the borrowing of a Swingline Loan from the Swingline Lender in the amount of such insufficiency (the “Insufficiency”).  So long as (x) no Default or Event of Default has occurred and is continuing, and (y) no Lender is then a Defaulting Lender, and subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make a Swingline Loan to the Borrowers on such Business Day in the amount of the Insufficiency; provided, however, the making of such Swingline Loan shall not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 (the “Swingline Sublimit”) or (ii) the Revolving Exposure of any Lender exceeding the Revolving Commitment of such Lender; provided, further, however, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  The proceeds of each Swingline Loan shall be credited to the Master Account by the Swingline Lender.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.  For the avoidance of doubt, the Borrowers may not request a Swingline Loan except in accordance with the procedures set forth in the first sentence of this Section 2.03(a).  Each such Swingline Loan shall be a Base Rate Loan.  Each Swingline Loan shall be subject to all other terms and conditions applicable to Revolving Loans made pursuant to Section 2.01(b), except that all payments thereon shall be payable to the Swingline Lender for its own account.

(b) The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m. on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which the Lenders will participate.  Promptly upon such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner provided in Section 2.12(b) with respect to Loans made by such Lender (and Section 2.12(b) shall apply, mutatis mutandis, through the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amount so received by it from the Lenders.  The Administrative Agent shall notify the Borrower Representative of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale or participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interest may appear; provided, however, that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent that such payment is required to be refunded to the Borrowers for any reason.  The purchase or participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

2.04. Appointment of Borrowers’ Representative.  Each other Borrower hereby irrevocably appoints the Company as its representative (the “Borrower Representative”), and the Company shall act under this Agreement as the representative of each Borrower for all purposes, including, without being limited to, requesting Borrowings and receiving account statements and other notices and communications to the Borrowers (or any of them) from the Administrative Agent or any Lender.  The Administrative Agent and the Lenders may rely, and shall be fully protected in relying, on any request for borrowing, disbursement instruction, report, information or any other notice or communication made or given by the Company, whether in its own name, on behalf of any Borrower, on behalf of “the Borrowers,” and neither the Administrative Agent nor any Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of any Borrower as to the binding effect on it of any such request, instruction, report, information, notice or communication, nor shall the joint and several character of the Borrowers’ liability for the Obligations be affected.

2.05. Prepayments.

(a) Optional.

(i) The Borrowers may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Term Loans and Revolving Loans in whole or in part without premium or penalty subject to Section 3.05; provided that, unless otherwise agreed by the Administrative Agent, (A) such notice must be received by the Administrative Agent not later than 11:00 a.m.  (1) three (3) Business Days prior to any date of prepayment of LIBOR Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of LIBOR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof in inverse order of maturity.  Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii) At any time the Cash Management Agreements are not in effect, the Borrower may, upon notice to the Swingline Lender pursuant to delivery to the Swingline Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that, unless otherwise agreed by the Swingline Lender, (A) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess hereof (or, if less, the entire principal thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b) Mandatory.

(i) Dispositions and Involuntary Dispositions. The Borrowers shall prepay the Term Loans as hereinafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Subsidiary from all Dispositions (other than Permitted Transfers) and Involuntary Dispositions within ten (10) days of the date of such Disposition or Involuntary Disposition; provided, however, that so long as no Default shall have occurred and be continuing, such Net Cash Proceeds shall not be required to be so applied (A) until the aggregate amount of the Net Cash Proceeds derived from any such Disposition or Involuntary Disposition in any fiscal year of the Borrowers is equal to or greater than $5,000,000 and (B) at the election of the Borrowers (as notified by the Borrower Representative to the Administrative Agent) to the extent such Loan Party or such Subsidiary reinvests all or any portion of such Net Cash Proceeds in operating assets (other than current assets) (but specifically excluding current assets as classified by GAAP) within two hundred seventy (270) days after the receipt of such Net Cash Proceeds; provided that if such Net Cash Proceeds shall have not been so reinvested shall be immediately applied to prepay the Loans.

(ii) Reserved.

(iii) Reserved.

(iv) Application of Payments.  Each prepayment of Loans pursuant to the foregoing provisions of Section 2.05(b)(i)-(iii) shall be applied to the principal repayment installments of the Term Loan in inverse order of maturity, including, without limitation, the final principal repayment installment on the Maturity Date of the Term Facility.  Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the Term Facility.

(v) Revolving Outstandings.  If for any reason the Total Revolving Outstandings at any time exceed the Revolving Facility at such time, the Borrowers shall immediately prepay Revolving Loans and Swingline Loans (together with all accrued but unpaid interest thereon) in an aggregate amount equal to such excess.

(vi) Application of Other Payments.  Except as otherwise provided in Section 2.15, prepayments of the Revolving Facility made pursuant to Section 2.05(b)(v), first, shall be applied to the Swingline Loans and, second, shall be applied to the outstanding Revolving Loans.

Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.05(b) shall be applied first to Base Rate Loans  and then to LIBOR Rate Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06. Termination or Reduction of Commitments.

(a) The Borrower Representative may, upon notice to the Administrative Agent, terminate the Revolving Facility or from time to time permanently reduce the Revolving Facility; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower Representative shall not terminate or reduce the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Facility.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Revolving Facility.  Any reduction of the Revolving Facility shall be applied to the Revolving Commitment of each Revolving Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Revolving Facility shall be paid on the effective date of such termination.

(b) Application of Commitment Reductions; Payment of Fees.

The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Swingline Sublimit or the Revolving Commitment under this Section 2.06.  Upon any reduction of the Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s Applicable Revolving Percentage of such reduction amount.  All fees in respect of the Revolving Facility accrued until the effective date of any termination of the Revolving Facility shall be paid on the effective date of such termination.

2.07. Repayment of Loans.

(a) Term Loans.  The Borrowers shall jointly and severally repay to the Term Lenders the aggregate principal amount of all Term Loans in quarterly installments of $1,575,000, in each case, commencing on September 18, 2015 and continuing on each December 18, March 18, June 18 and September 18 thereafter (as such installments may hereafter may be adjusted as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), unless accelerated sooner pursuant to Section 8.02.  Any remaining Outstanding Amount of the Term Loans, together with all accrued and unpaid interest thereon, shall be due and payable on the Maturity Date for the Term Facility.

(b) Revolving Loans.  The Borrowers jointly and severally shall repay to the Revolving Lenders on the Maturity Date for the Revolving Facility the aggregate principal amount of all Revolving Loans outstanding on such date, together with all accrued and unpaid interest thereon.

(c) Swingline Loans.  The Borrowers shall repay jointly and severally each Swingline Loan on the earlier to occur of (x) the Maturity Date for the Revolving Facility and (y) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided, that on each date that a Revolving Borrowing under Section 2.01(b) is made, the Borrowers shall repay all Swingline Loans.

2.08. Interest.

(a) Subject to the provisions of subsection (b) below, (i) each LIBOR Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Rate for such Facility; and (ii)each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility.

(b) (i) If any amount of principal of any Loan or Swingline Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09. Fees.

(a) Commitment Fee.  The Borrowers shall jointly and severally pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Revolving Facility exceeds the Outstanding Amount of Revolving Loans, subject to adjustment as provided in Section 2.15.  For the avoidance of doubt, the Outstanding Amount of Swingline Loans shall not be counted towards usage of the Revolving Facility.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Late Charge.  The Borrowers agree to jointly and severally pay the Administrative Agent for the account of the Lenders holding such Obligations, with respect to any payment of principal, interest or fees due under this Agreement that is not made within ten (10) days after its due date, a late charge equal to six percent (6%) of the amount past due.

(c) Other Fees.  (i) The Borrowers shall jointly and severally pay to the TD Bank and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the TD Bank Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall jointly and severally pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10. Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the LIBOR Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Adjusted Consolidated Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Adjusted Consolidated Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender),  an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent or any Lender under Section 2.08(b) or under Article VIII.  The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11. Evidence of Debt.

(a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records.  Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the account and records of the Administrative Agent shall control in the absence of manifest error.

2.12. Payments Generally; Administrative Agent’s Clawback.

(a) General.  All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 11:00 a.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 11:00 a.m., shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date one Business Day prior to such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans.  If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Swingline Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Pro Rata Treatment.  Except to the extent otherwise provided herein:  (i) each Borrowing (other than Swingline Borrowings) shall be made from the Appropriate Lenders, each payment of fees under Section 2.09 shall be made for account of the Appropriate Lenders, and each termination or reduction of the amount of the Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Revolving Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrowers shall be made for account of the Appropriate Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrowers shall be made for account of the Appropriate Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Appropriate Lenders.

2.13. Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in Swingline Loans to any assignee or participant, other than an assignment to the Company or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14. Increase in Commitments.

(a) Borrower Request.  The Borrower Representative  may by written notice to the Administrative Agent elect to request (x) prior to the Maturity Date for the Revolving Facility, an increase to the existing Revolving Commitments (each, an “Incremental Revolving Commitment”) and/or (y) the establishment of one or more new term loan commitments (each, an “Incremental Term Commitment”), by an aggregate amount not in excess of $50,000,000.  Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower Representative proposes that the Incremental Commitments shall be effective, which shall be a date not less than 15 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each existing Lender or Eligible Assignee to whom the Borrower Representative proposes any portion of such Incremental Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment.  Each Incremental Commitment shall be in an aggregate amount of $25,000,000 or any whole multiple of $5,000,000 in excess thereof (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the aggregate limit in respect of Incremental Commitments set forth in above).

(b) Conditions.  The Incremental Commitments shall become effective as of the Increase Effective Date; provided that:

(i) each of the conditions set forth in Section 4.02 shall be satisfied;

(ii) no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;

(iii) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.14(b), the representations and warranties contained in Section 5.05(a) and Section 5.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(iv) on a pro forma basis (assuming, in the case of Incremental Revolving Commitments, that such Incremental Revolving Commitments are fully drawn), the Borrowers shall be in compliance with each of the covenants set forth in Section 7.11 as of the end of the latest fiscal quarter for which internal financial statements are available;

(v) the Borrowers shall jointly and severally make any breakage payments in connection with any adjustment of Revolving Loans pursuant to Section 2.14(d); and

(vi) the Borrower Representative shall deliver or cause to be delivered officer’s certificates and legal opinions of the type delivered on the Closing Date to the extent reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent.

(c) Terms of New Loans and Commitments.  The terms and provisions of Loans made pursuant to Incremental Commitments shall be as follows:

(i) terms and provisions of Incremental Term Loans shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Term Loans (it being understood that Incremental Term Loans may be a part of the Term Loans) and to the extent that the terms and provisions of Incremental Term Loans are not identical to the Term Loans (except to the extent permitted by clause (iii), (iv) or (v) below) they shall be reasonably satisfactory to the Administrative Agent; provided that in any event the Incremental Term Loans must comply with clauses (iii), (iv) and (v) below;

(ii) the terms and provisions of Revolving Loans made pursuant to new Commitments shall be identical to the Revolving Loans;

(iii) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the then existing Term Loans;

(iv) the maturity date of Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall not be earlier than the then Latest Maturity Date;

(v) the Applicable Rate for Incremental Term Loans shall be determined by the Borrowers and the Lenders of the Incremental Term Loans; provided that in the event that the Applicable Rate for any Incremental Term Loan is greater than the Applicable Rate for the existing Term Loans, then the Applicable Rate for the existing Term Loans shall be increased to the extent necessary so that the Applicable Rate for the Incremental Term Loans is equal to  the Applicable

Rate for the existing Term Loans, and the Applicable Rate for Revolving Loans (at each point in the table set forth in the definition of “Applicable Rate,” to the extent applicable) shall be increased by the same number of basis points as the Applicable Rate for the Term Loan is increased; provided, further, that in determining the Applicable Rate applicable to the Term Loans and the Incremental Term Loans, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrowers to the Lenders of the Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement or commitment fees payable to one or more arrangers (or their affiliates) of the Incremental Term Loans shall be excluded; and (z) if the LIBOR or Base Rate “floor” for the Incremental Term Loans is greater than the LIBOR or Base Rate “floor,” respectively, for the existing Term Loans, the difference between such floor for the Incremental Term Loans and the existing Term Loans shall be equated to an increase in the Applicable Rate for purposes of this clause (v).

The Incremental Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrowers, the Administrative Agent and each Lender making such Incremental Commitment, in form and substance reasonably satisfactory to each of them.  Notwithstanding the provisions of Section 10.01, the Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.14.  In addition, unless otherwise specifically provided herein, from and after the Increase Effective Date all references in Loan Documents to Revolving Loans or Term Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to Incremental Revolving Commitments and Incremental Term Loans that are Term Loans, respectively, made pursuant to this Agreement.  This Section 2.14 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.

(d) Adjustment of Revolving Loans.  To the extent the Commitments being increased on the relevant Increase Effective Date are Incremental Revolving Commitments, then each Revolving Lender that is acquiring an Incremental Revolving Commitment on the Increase Effective Date shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the other Revolving Lenders immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Revolving Loans outstanding are held by the Revolving Lenders pro rata based on their Revolving Commitments after giving effect to such Increase Effective Date.  If there is a new borrowing of Revolving Loans on such Increase Effective Date, the Revolving Lenders after giving effect to such Increase Effective Date shall make such Revolving Loans in accordance with Section 2.01(b).

(e) Making of New Term Loans.  On any Increase Effective Date on which new Commitments for Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Term Loan to the Borrowers in an amount equal to its new Commitment.

(f) Equal and Ratable Benefit.  The Loans and Commitments established pursuant to this Section 2.14 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees, except that the new Loans may be subordinated in right of payment to the extent set forth in the Increase Joinder.

2.15. Defaulting Lenders.

(a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Swingline Lender hereunder; third, as the Borrower Representative may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Swingline Lender against such Defaulting

Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default exists, to the payment of any amounts owing to a Loan Party as a result of any judgment of a court of competent jurisdiction obtained by such Loan Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.  No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure.  If the Borrower Representative, the Administrative Agent and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.  (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Party to do so), (y) the Administrative Agent and the Loan Party, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Party, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments.  Upon request by the Borrower Representative or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower Representative shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower Representative, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower Representative or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of IRS Form W‑9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower Representative within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02. Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the LIBOR Rate, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent, (i) any obligation of such Lender to make or continue LIBOR Rate Loans or to convert Base Rate Loans to LIBOR Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, convert all LIBOR Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the LIBOR Rate.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03. Inability to Determine Rates.  If in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) deposits are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such LIBOR Rate Loan, or (ii)adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or in connection with an existing or proposed Base Rate Loan, or (b) the Required Lenders determine that for any reason  the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Rate Loan, the Administrative Agent will promptly so notify the Borrower Representative and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower Representative may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04. Increased Costs; Reserves on LIBOR Rate Loans.

(a) Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e), other than as set forth below);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the LIBOR Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower Representative will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Swingline Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower Representative will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower Representative shall be conclusive absent manifest error.  The Borrower Representative shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements.  The Borrower Representative shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the LIBOR Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower Representative shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05. Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall jointly and severally promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower Representative; or

(c) any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower Representative pursuant to Section 10.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate used in determining the LIBOR Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

3.06. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower Representative such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby jointly and severally agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrowers may replace such Lender in accordance with Section 10.13.

3.07. Survival.  All obligations of the Loan Parties under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and the Facility Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT TO LOANS

4.01. Conditions of Initial Loans.  The obligation of each Lender to make its initial Loans hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower Representative;

(ii) Notes executed by the Borrowers in favor of each Lender requesting Notes;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Loan Parties is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of Greenberg Traurig, LLP, counsel to the Loan Parties, and Husch Blackwell LLP, Missouri counsel to certain Guarantors (or such other Missouri counsel as may be reasonably acceptable to the Administrative Agent), in each case addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(vi) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; (C) that the Redemption Notes have been irrevocably called for redemption on June 15, 2015 in accordance with terms of the Redemption Notes Indenture and that the Company has deposited with the trustee under such indenture the money sufficient to fully redeem the Redemption Notes as of such date in accordance with the terms of the Redemption Notes Indenture and, upon such redemption, the Redemption Notes Indenture has been satisfied and discharged in accordance with (and subject to) the terms of such indenture, excepting those provisions that expressly survive satisfaction and discharge and (D) that the execution and delivery of this Agreement and the incurrence of any Indebtedness hereunder does not violate Section 4.09 of the 2018 Senior Notes Indenture;

(vii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(viii) evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated;

(ix) a Solvency Certificate signed by a Responsible Officer of the Borrower Representative as to the financial condition, solvency and related matters of the Loan Parties, after giving effect to the initial borrowings under the Loan Documents and the other transactions contemplated hereby;

(x) The Administrative Agent shall have received a Loan Notice with respect to the Loans to be made on the Closing Date;

(xi) Evidence reasonably satisfactory to the Administrative Agent that (A) the Redemption Notes have been irrevocably called for redemption on June 15, 2015  in accordance with terms of the Redemption Notes Indenture, (B) the Company has deposited with the trustee under the Redemption Notes Indenture the money sufficient to fully redeem the Redemption Notes as of such date in accordance with the terms of the Redemption Notes Indenture and, upon such redemption, the Redemption Notes Indenture has been satisfied and discharged in accordance with (and subject to) the terms of the Redemption Notes Indenture, excepting those provisions that expressly survive satisfaction and discharge and (C) the Existing Credit Agreement shall be repaid in full on or prior to the Closing Date; and

(xii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) The Administrative Agent and the Lenders shall have received all fees and expenses, if any, owing pursuant to the TD Bank Fee Letter and Section 2.09.

(c) Unless waived by the Administrative Agent, the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02. Conditions to all Loans.  The obligation of each Lender to make a Loan on the occasion of a Borrowing (but excluding Revolving Loans the proceeds of which are to reimburse the Swingline Lender for Swingline Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Loan Parties contained in Article V and in each other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Loans, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.06 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Loans or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(d) The incurrence of the Indebtedness in respect of such Borrowing is permitted under Section 4.09 of the 2018 Senior Notes Indenture.

Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of LIBOR Rate Loans) submitted by the Borrower Representative shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Loan.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

5.01. Existence, Qualification and Power.  Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  The copy of the Organization Documents of each Loan Party provided to the Administrative Agent pursuant to the terms of this Agreement is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.02. Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, including, without limitation, any Permitted Notes Indenture, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03. Governmental Authorization; Other Consents.  No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or (b) the exercise by the Administrative Agent or any Lender of its rights or the remedies under the Loan Documents other than authorizations, approvals, actions, notices and filings which have been duly obtained.

5.04. Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity.

5.05. Solvency.  (a)  (i) The fair value of the assets of the Borrowers, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of the Borrowers, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrowers, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) the Borrowers, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Closing Date.

(b) The Borrowers, taken as a whole, do not intend to, or will not permit any of their Subsidiaries to, or believe that they or any of their Subsidiaries, taken as a whole, will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by them or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of their Indebtedness or the Indebtedness of their Subsidiaries, taken as a whole.  The Borrowers will not permit any of their Subsidiaries, taken as a whole, to incur debts beyond their ability to pay such debts as they mature, if, as a result of doing so, it could be reasonably expected to have a Material Adverse Effect on the Borrowers and their Subsidiaries, taken as a whole.

5.06. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes and Indebtedness.

(b) The unaudited consolidated balance sheets of the Company and its Subsidiaries dated April 30, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.  Schedule 5.06 sets forth all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries not included in such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated forecasted balance sheet and statements of income and cash flows of the Company and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Company’s best estimate of its future financial condition and performance.

5.07. Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.07, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 5.07.

5.08. No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.09. Ownership of Property; Liens.  Each of the Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Company and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.10. Environmental Compliance.  The Company and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 5.10, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.11. Insurance.  The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

5.12. Taxes.  The Company and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

5.13. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS.  To the best knowledge of the Company, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or  lawsuits, or action by any Governmental Authority, with respect to any Plan that  could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Company nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Neither the Company or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.13  hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.14. Subsidiaries; Equity Interests.  The Company has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.14, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.14 free and clear of all Liens.  The Company has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.14.

5.15. Margin Regulations; Investment Company Act.

(a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.16. Disclosure.  The Borrower Representative, on behalf of all Loan Parties, has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Company or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.17. Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.18. Taxpayer Identification Number.  The true and correct U.S. taxpayer identification number of each Borrower is set forth on Schedule 10.02.

5.19. Casualty, Etc.  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20. Intellectual Property; Licenses, Etc.  The Company and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.21. OFAC.

(a) Sanctions Concerns.  No Loan Party, nor any of its Subsidiaries, or, to the knowledge of any Loan Party and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof is an individual or entity that is (i) currently the subject of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a country or territory that is the subject of Sanctions.

(b) Anti-Corruption Laws. Except as set forth on Schedule 5.21, and to the knowledge of the Loan Parties, the Loan Parties and their Subsidiaries have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions applicable to the Loan Parties, and have instituted and maintained policies and procedures designed to promote and achieve compliance in all material respects with such laws.

5.22. Senior Credit Facility.  The Obligations under this Agreement are a “Senior Credit Facility” as defined in the 2018 Senior Notes Indenture.  Any Obligations in respect of Swap Contracts complying with Section 6.16 will be Indebtedness under “Hedging Obligations”  for all purposes of the 2018 Senior Notes Indenture.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01. Financial Statements.  Deliver to the Administrative Agent (and the Administrative Agent will furnish to each Lender promptly after receipt thereof) in form and detail satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Company’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Company’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event not later than 92 days after the beginning of each fiscal year of the Company, forecasts prepared by management of the Company, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Company and its Subsidiaries for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 6.02(c), the Company shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02. Certificates; Other Information.  Deliver to the Administrative Agent (and the Administrative Agent will furnish to each Lender promptly after receipt thereof), in form and detail satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended April 30, 2015), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Company (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(f) Within ten (10) days prior to any merger, consolidation, dissolution or other change in entity structure of any Loan Party or any of its Subsidiaries permitted pursuant to the terms hereof, provide notice of such change in entity structure to the Administrative Agent, along with such other information as reasonably requested by the Administrative Agent.  Provide notice to the Administrative Agent, not less than ten (10) days prior (or such shorter period of time as agreed to by the Administrative Agent) of any change in any Loan Party’s legal name, state of organization, or organizational existence.

(g) Not later than five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material

Adverse Effect and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request; and

(h) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on DebtDomain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Loan Parties or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Each Loan Party hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Loan Parties or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03. Notices.  Promptly notify the Administrative Agent (and the Administrative Agent will notify each Lender promptly after receipt thereof):

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary, including any determination by the Company referred to in Section 2.10(b).

Concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(a), the Loan Parties will notify the Administrative Agent of any occurrence of any Disposition or Involuntary Disposition of property or assets for which (with the passage of time) the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(i).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04. Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05. Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06. Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07. Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08. Compliance with Laws.  Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09. Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

6.10. Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, (i) that, in the absence of a continuing Event of Default, only one such visit or inspection shall be permitted in any calendar year and (ii) when an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

6.11. Use of Proceeds.  Use the proceeds of the Loans (i) to repay in full all amounts in respect of the Existing Credit Agreement and (ii) for general corporate purposes not in contravention of any Law or of any Loan Document, including, without limitation, Permitted Acquisitions, Permitted Business Acquisitions, Permitted Share Repurchases, Permitted Note Repurchases and Redemptions and working capital purposes.

6.12. Additional Subsidiary Guarantors; Foreign Subsidiaries.

(a) Notify the Administrative Agent at the time that (i) any Person becomes a Domestic Subsidiary (other than an Excluded Subsidiary) or (ii) any Excluded Subsidiary ceases to constitute an Excluded Subsidiary, and promptly thereafter (and in any event within 5 days), cause such Person to (A) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement and (B) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a), favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)) and such other documents or agreements as the Administrative Agent may reasonably request, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) With respect to the creation or acquisition on any date after the Closing Date, of a First Tier Foreign Subsidiary (other than an Immaterial Subsidiary), or if such a First Tier Foreign Subsidiary is no longer an Immaterial Subsidiary on any date, the Borrower Representative shall deliver (or cause to be delivered) to the Administrative Agent as promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) of such date, for the benefit of the Lenders and any Affiliate Counterparties or other Affiliates of any Lenders holding any Obligations, the share certificates (or other evidence of equity), if any, owned by a Loan Party and related undated stock transfer powers executed in blank pursuant to the terms of a pledge agreement executed by the appropriate Loan Party; provided, however, that no Loan Party shall be required to pledge more than the Applicable Pledge Percentage of the outstanding shares or other Equity Interest in any such First Tier Foreign Subsidiary.

(c) With respect to any foreign shares pledged to the Administrative Agent, for the benefit of the Lenders and any Affiliate Counterparties or other Affiliates of any Lenders holding any Obligations, on or after the Closing Date, the Administrative Agent shall, at all times thereafter, in the discretion of the Administrative Agent or the Required Lenders, have the right to perfect, at the Borrowers’ cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in the pledged securities in the respective foreign jurisdiction; provided that, the Administrative Agent, in its reasonable discretion and in consultation with the Borrower Representative, may waive the requirements of this subsection (c) with respect to the perfection of any pledged securities in any foreign jurisdiction to the extent that it determines that the costs of perfecting its security interests in such pledged securities are excessive in relation to the value of the security to be afforded thereby.

6.13. Depository Banks.  Maintain TD Bank as a principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

6.14. Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

6.15. Anti-Corruption Laws.  Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions applicable to the Loan Parties and maintain policies and procedures designed to promote and achieve compliance in all material respects with such laws.

6.16. Interest Rate Hedging.  S&W shall enter into prior to September 13, 2015 and maintain at all times thereafter, interest rate Swap Contracts with one or more Lenders or Affiliate Counterparties, or with other Persons acceptable to the Administrative Agent and the Required Lenders, covering a notional amount of not less than 75% of the aggregate outstanding Term Loans.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01. Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document securing the Obligations;

(b) Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) in connection with any Acquisition, any Lien on personal property of the acquisition target with respect to capital leases or purchase money Indebtedness existing prior to acquisition by the Company or any Subsidiary, provided that (i) such Lien shall be limited to the assets financed by such capital lease or purchase money Indebtedness, (ii) such Lien shall not apply to the inventory, accounts and general intangibles of the acquisition target, (iii) such Lien shall not apply or extend to any other assets or property of any Borrower or any other Subsidiary, (iv) such Lien shall secure only those obligations it secures on the date of such acquisition, including any extensions, renewals and replacements thereof, and no future obligations, and (v) such Lien was not granted in contemplation of or in connection with such Acquisition;

(k) Liens arising out of sale and leaseback transactions permitted by Section 7.17, provided that such Liens do not at any time encumber any property other than the property which is the subject of such sale and leaseback transactions; and

(l) Liens of a collecting bank arising in the ordinary course of business under the Uniform Commercial Code covering only the items being collected upon.

7.02. Investments.  Make any Investments, other than the following:

(a) Permitted Investments;

(b) (i) Investments in existence on the Closing Date by a Borrower in Equity Interests of its Subsidiaries and (ii) other Investments in existence on the Closing Date as described in Schedule 7.02; provided, that, other than to the extent permitted by clause (c) below,  the amount in each case of (i) and (ii) is not increased after the date of this Agreement;

(c) Investments after the date hereof by a Borrower in Equity Interests in a Guarantor;

(d) loans or advances made by any Borrower to any other Borrower or any Guarantor and made by any Guarantor to any Borrower or any other Guarantor;

(e) guarantees constituting Indebtedness permitted by Section 7.03 or arising by endorsement of items for deposit or collection received in the ordinary course of business;

(f) Investments by a Borrower in any Subsidiary to the extent required to make a Permitted Acquisitions or Permitted Business Acquisitions in accordance with the terms of this Agreement;

(g) notes payable, or stock or other securities issued by account debtors to a Loan Party pursuant to plans of reorganization or negotiated agreements with respect to settlement of such account debtor’s Accounts in the ordinary course of business, consistent with past practices;

(h) Investments in the form of Swap Contracts permitted by Section 7.03;

(i) Investments of any Person existing at the time such Person becomes a Subsidiary of the Company or consolidates or merges with the Company or any of the Subsidiaries so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j) Investments received in connection with the dispositions of assets permitted by Section 7.05; and

(k) Investments, in the aggregate, not exceeding $1,000,000 in the aggregate in any fiscal year of the Company; provided, however, that the amount of Investments permitted under this clause (k) will be increased in any fiscal year by an amount equal to amounts not expended in prior fiscal years (commencing with the Company’s fiscal year that commenced May 1, 2015).

7.03. Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c) Guarantees of the Company or any Subsidiary in respect of any contractual right or Indebtedness otherwise permitted hereunder of the Company or any wholly-owned Subsidiary;

(d) obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;”;

(e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, that after giving effect to the incurrence of such Indebtedness, the Loan Parties will remain in compliance with Section 7.11;

(f) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clause (b) hereof; provided that, (i) the principal amount or interest rate of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Borrower, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness and (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Parties as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h) Indebtedness of any Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i) Indebtedness in respect of any Permitted Notes;

(j) Intercompany Debt;

(k) Indebtedness in respect of reimbursement obligations owed to TD Bank with respect to letters of credit issued by TD Bank for the account of a Loan Party; and

(l) other unsecured Indebtedness not contemplated by the above provisions; provided that, after giving effect to the incurrence of such Indebtedness, the Loan Parties will remain in compliance with the financial covenants set forth in Section 7.11.

7.04. Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Borrower or any Subsidiary may merge with (i) a Borrower, provided that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries (other than a Borrower), provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be a Borrower or a Guarantor;

(c) in connection with any Permitted Acquisitions or Permitted Business Acquisitions, any Subsidiary of a Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of such Borrower and (ii) in the case of any such merger to which any Loan Party (other than a Borrower) is a party, such Loan Party is the surviving Person;

(d) No Loan Party will, or will permit any of its Subsidiaries to, form any new Subsidiary which is a Foreign Subsidiary, except to the extent permitted under the definition of “Permitted Foreign Subsidiary Loan and Investment”; and

(e) Any Loan Party (other than a Borrower) that is a corporation may convert to a limited liability company so long as  (a) the Organization Documents of such limited liability company are substantially similar to the Organization Documents of any other Loan Party that is a limited liability company on the Closing Date, (b) the Administrative Agent is satisfied, in its sole and absolute discretion, that the liabilities and obligations of such Loan Party under the Loan Documents continue to be vested in the converted Loan Party and (c) the Administrative Agent is provided not less than 10 Business Days prior written notice of such conversion).

7.05. Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Permitted Transfers;

(b) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions permitted by Section 7.04;

(e) licenses of IP Rights in the ordinary course of business and substantially consistent with past practice;

(f) sale and leaseback transactions permitted by Section 7.17;

(g) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary; and

(h) Dispositions by the Company and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (h) in any single fiscal year shall not exceed ten percent (10%) of the total book value of the assets of the Company and its Subsidiaries on a consolidated basis for the most recently-ended fiscal year.

7.06. Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary of the Company (including, without limitation, S&W) may make Restricted Payments to the Company, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Company and each Subsidiary (including, without limitation, S&W) may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Company may make Permitted Share Repurchases;

(d) the Company may make Permitted Note Repurchases and Redemptions; and

(e) the Company may make Permitted Dividends.

7.07. Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08. Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.09. Burdensome Agreements.  With the exception of (x) the 2018 Senior Notes Indenture and (y) any other Permitted Notes Indenture, enter into, or permit to exist, any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to a Borrower or any Guarantor or to otherwise transfer property to a Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrowers; (iii) of any Borrower to incur Indebtedness under this Agreement); or (iv) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10. Use of Proceeds.  Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11. Financial Covenants.

(a) Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 1.50:1.00.

(b) Adjusted Consolidated Leverage Ratio.  Permit the Adjusted Consolidated Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than 3.25:1.00.

7.12. Sanctions.  Directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available  such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual, or entity, or in any jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, Swingline Lender or otherwise) of Sanctions.

7.13. Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.

(a) Amend any of its Organization Documents in any manner adverse to the interests and rights of the Administrative Agent or any Lender under the Loan Documents (it being acknowledged and agreed that the conversion of any Loan Party that is a corporation (other than a Borrower) to a limited liability company shall not be deemed to adversely affect the interests and rights of the Administrative Agent or any Lender so long as (a) the Organization Documents of such limited liability company are substantially similar to the Organization Documents of any other Loan Party that is a limited liability company on the Closing Date, (b) the Administrative Agent is satisfied, in its sole and absolute discretion, that the liabilities and obligations of such Loan Party under the Loan Documents continue to be vested in the converted Loan Party and (c) the Administrative Agent is provided not less than 10 Business Days prior written notice of such conversion);

(b) change its fiscal year;

(c) without providing ten (10) days prior written notice to the Administrative Agent (or such shorter period of time as agreed to by the Administrative Agent), change its name, state of formation, form of organization or principal place of business; or

(d) make any material change in accounting policies or reporting practices, except as required by GAAP.

7.14. Prepayments, Etc. of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy or obligate itself to do so prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff), or make any payment in violation of any subordination, standstill or collateral sharing terms of or governing any Indebtedness, except (a) the prepayment of the Loans in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Indebtedness under the Indebtedness set forth in Schedule 7.02 and refinancings and refundings of such Indebtedness in compliance with Section 7.02(b) and (c) a Permitted Note Repurchase and Redemption.

7.15. Amendment, Etc. of Indebtedness.  Amend, modify or change in any manner any term or condition of any material Indebtedness, including, without limitation, any Permitted Notes, but excluding the Indebtedness arising under the Loan Documents, if such amendment or modification would add or change any terms in a manner materially adverse to the Lenders, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto.  Except as otherwise permitted hereunder, without limiting the foregoing, the Company will not permit any Subsidiary to Guarantee any Permitted Notes or any other Indebtedness without the prior written consent of the Required Lenders.

7.16. Holding Company Covenant.  Permit the Company to engage in any business or activity other than the ownership of all the outstanding shares of capital stock of its Subsidiaries and activities incidental thereto.  The Company will not own or acquire any assets (other than Equity Interests of its Subsidiaries as permitted hereunder, the Master Account and the cash proceeds of any Restricted Payments permitted by Section 7.06) or incur any liabilities (other than liabilities under the Loan Documents and liabilities reasonably incurred in connection with its maintenance of its existence), except in accordance with this Agreement.

7.17. Sale and Leaseback Transactions.  Enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except as permitted by Schedule 7.17 and except for any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within ninety (90) days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

7.18. Excluded Subsidiary Covenant.  Except as otherwise permitted hereunder, permit any Excluded Subsidiary to, directly or indirectly, (i) enter into or permit to exist any transaction or agreement (including any agreement for the incurrence or assumption of Indebtedness, other than the Obligations or the granting of a Lien, other than to secure the Obligations), between itself and any other Person, (ii) engage in any business or conduct any activity (other than the holding of any Investment held on the Closing Date (including, without limitation, increasing any such Investment in accordance with the terms of this Agreement) and the performance of ministerial activities and payment of taxes and administrative fees), (iii) transfer any of its assets to, or consolidate or merge with or into, any other Person, (iv) own any property or asset, other than property or assets held on the Closing Date or (v) have any Subsidiaries.

7.19. Anti-Corruption Laws.  Use any Loan or the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions applicable to the Loan Parties.

7.20. Senior Credit Facility.  After the Closing Date, enter into any Permitted Notes Indenture that prohibits or limits the incurrence of Indebtedness under this Agreement or any other Obligation.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default.  Any of the following shall constitute an Event of Default:

(a) Non-Payment.  Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.  The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05, or 6.11 or Article VII, or

(c) Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default.  (i) The Company or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) (A) an “Event of Default” occurs under any Swap Contract or any other existing or future agreement (related or unrelated) between the Company or any Subsidiary and any Lender, any Affiliate Counterparty or any other Affiliate of any Lender where the Company or such Subsidiary is the defaulting party or (B) there occurs under any other Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any Event of Default (as defined in such Swap Contract) under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii); the Company or any Subsidiary (A) fails to make any payment in respect of any Indebtedness (other than the Obligations) owed pursuant to the Master Letter of Credit Agreement when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to the Master Letter of Credit Agreement, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto).

(f) Insolvency Proceedings, Etc.  Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment.  (i) The Company or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments.  There is entered against the Company or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document;

(k) Change of Control.  There occurs any Change of Control; or

(l) Permitted Notes Indenture.  The occurrence of any “Event of Default” under and as defined in a Permitted Notes Indenture.

Without limiting the provisions of Article VIII, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by the Administrative Agent (with the approval of the requisite Appropriate Lenders (in their sole discretion) as determined in accordance with Section 10.01.

8.02. Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

If any Event of Default has occurred and is continuing, the Lenders, any Affiliate Counterparties or other Affiliates of Lenders may pursue any and all remedies provided for under any Swap Contracts.

8.03. Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Swap Obligations, ratably among the Lenders, Affiliate Counterparties and other Affiliates of Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01. Appointment and Authority.  Each of the Lenders hereby irrevocably appoints TD Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02. Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.03. Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower Representative or a Lender.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall immediately give notice thereof to the Lenders.

Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04. Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon and shall be fully protected in relying, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall be fully protected in relying, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.

9.05. Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06. Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give written notice of its resignation to the Lenders and the Borrower Representative.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower Representative, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower Representative and such Person remove such Person as Administrative Agent and, in consultation with the Borrower Representative, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by TD Bank as Administrative Agent pursuant to this Section shall also constitute its resignation as Swingline Lender.  If TD Bank resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.03(b).  Upon the appointment by the Borrower Representative of a successor Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender, as applicable, and (ii)  the retiring Swingline Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.

9.07. Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08. No Other Duties, Etc.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Arrangers, Joint Book Runners and Co-Syndication Agents shall not have any duties or responsibilities, nor shall the Arrangers, Joint Book Runners, and Co-Syndication Agents have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Arrangers, Joint Book Runners and Co-Syndication Agents.

9.09. Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10. Guaranty Matters.  Without limiting the provisions of Section 9.09, the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X

MISCELLANEOUS

10.01. Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the written consent of the Required Lenders) and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e) Change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or Section 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of all Revolving Lenders or all Term Lenders, as applicable or (iii) Section 2.12(f) in a manner that would alter the pro rata application required thereby without the written consent of each Lender directly affected thereby;

(f) [Reserved].

(g) change any provision of this Section 10.01 or the definition of “Appropriate Lenders” or “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

(h) release all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the TD Bank Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Any amendment, waiver or consent with respect to this Agreement or any of the other Loan Documents that (i) amends or modifies this Section 10.01, (ii) except to the extent that the Lenders are similarly adversely impacted, modifies any other provision of this Agreement or other Loan Documents in a manner that adversely impacts the rights of an Affiliate Counterparty or other Affiliates of any Lender holding any Swap Obligations: (x) with respect to the priority hereunder or thereunder of any security for any Swap Obligations (including, without limitation, the definitions of Affiliate Counterparty, Obligations, Swap Contract and Swap Obligations, or (y) as an indemnitee hereunder or thereunder; or (iii) imposes any additional obligations on an Affiliate Counterparty or other Affiliates of any

Lender holding any Swap Obligations, in each case under this Section 10.01 shall, in addition to the consent of the applicable Lenders, require the consent of any Affiliate Counterparty and any other Affiliates of any Lender holding any Swap Obligations.

Notwithstanding anything to the contrary herein, (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (B) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein; and (C) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Loan Parties (i) to add one or more additional revolving credit or term loan facilities to this Agreement, in each case subject to the limitations in Section 2.14, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

Notwithstanding anything to the contrary herein the Administrative Agent may, with the prior written consent of the Loan Parties only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency, and such amendment shall become effective without any further consent of any  other party to such Loan Document so long as (i) such amendment, modification or supplement  does not adversely affect the rights of any Lender or other holder of Obligations in any material  respect and (ii) the Lenders shall have received at least five Business Days’ prior written notice  thereof and the Administrative Agent shall not have received, within five Business Days of the  date of such notice to the Lenders, a written notice from the Required Lenders stating that the  Required Lenders object to such amendment.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

10.02. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower Representative or any other Loan Party, the Administrative Agent or the Swingline Lender to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Swingline Lender or the Borrower Representative may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any Loan Party or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any other Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet.

(d) Change of Address, Etc.  Each of the Borrowers, the Administrative Agent and the Swingline Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower Representative, the Administrative Agent and the Swingline Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices, Loan Notices, Notices of Loan Prepayment and Swingline Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties jointly and severally shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03. No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and any Affiliate Counterparties or other Affiliates of Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swingline Lender) hereunder or under the other Loan Documents, (c) any Lender or Affiliate Counterparty or other Affiliate of any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender, Affiliate Counterparty or other Affiliate of any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.  The Borrowers shall jointly and severally pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, including, without limitation, in connection with any pledge of Equity Interests of a Foreign Subsidiary (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out‑of‑pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrowers.  The Borrowers shall jointly and severally indemnify the Administrative Agent (and any sub-agent thereof) and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Company or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if a Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders.  To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or the Swingline Lender, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or the Swingline Lender, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Swingline Lender, in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Swingline Lender, in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party shall assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments.  All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

(f) Survival.  The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05. Payments Set Aside.  To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06. Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in Swingline Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans.

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and provided further that the Borrower Representative’s consent shall not be required during the primary syndication of the Facilities;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the Swingline Lender shall be required for any assignment in respect of the Revolving Facility.

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons.  No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Swingline Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participation in Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower Representative’s request and expense, to use reasonable efforts to cooperate with the Borrower Representative to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower Representative, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as Swingline Lender After Assignment.  Notwithstanding anything to the contrary contained herein, if at any time TD Bank assigns all of its Commitments and Loans pursuant to subsection (b) above, TD Bank may, upon 30 days written notice to the Borrowers and the Lenders, resign as Swingline Lender.  In the event of any such resignation, the Borrower Representative shall be entitled to appoint from among the Lenders a successor Swingline Lender hereunder; provided, however, that no failure by the Borrower Representative to appoint any such successor shall affect the resignation of TD Bank as Swingline Lender.  If TD Bank resigns as Swingline Lender, it shall retain all of the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.03(b).  Upon the appointment of a successor Swingline Lender, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and (ii) the retiring Swingline Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan documents.

10.07. Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower Representative or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.  For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Further, the foregoing notwithstanding, the Loan Parties agree that the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender may (i) disclose a general description of transactions arising under the Loan Documents for advertising (including any “tombstone” or comparable advertising), marketing or other similar purposes and (ii) use any Loan Party’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.  The obligations of the Administrative Agent and Lenders under this Section 10.07 shall supersede and replace the obligations of the Administrative Agent and Lenders under any confidentiality agreement in respect to the financing evidenced hereby executed and delivered by the Administrative Agent or any Lender prior to the date hereof.  In addition to the foregoing, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

10.08. Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliate Counterparties and other Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate Counterparty or other Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement, any other Loan Document or Swap Contract to such Lender, any Affiliate Counterparty or other of its Affiliates, irrespective of whether or not such Lender, Affiliate Counterparty or other Affiliate shall have made any demand under this Agreement, any other Loan Document or Swap Contract and although such obligations of such Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate Counterparty or other Affiliate of such Lender different from the branch, office or Affiliate Counterparty or other Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliate Counterparties and other Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that each such Lender, Affiliate Counterparty or its other Affiliates may have.  Each Lender agrees to notify the Borrower Representative and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09. Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower Representative.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.  In addition, the differential between the amount of interest which would have otherwise been payable under the Loan Documents assuming no applicable Maximum Rate and the amount actually paid on a current basis after giving effect to the Maximum Rate shall be carried forward and shall be payable on any subsequent date of calculation so as to result in a recovery of interest previously unrealized (because of the limitation imposed by such Maximum Rate) at a rate of interest, and as part of the interest payable, that, after giving effect to the recovery of such differential and all other interest paid and accrued under this Agreement to the date of calculation, does not exceed the then applicable Maximum Rate.

10.10. Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11. Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12. Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13. Replacement of Lenders.  If the Borrowers are entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers jointly and severally shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION.  THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS  AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY

ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15. Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16. No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Company, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand, (B) each of the Company and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Company, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arrangers, nor any Lender has any obligation to disclose any of such interests to the Company, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Company and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17. Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18. USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.  Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19. Joint and several Obligations.

(a) Each of the Borrowers expressly represents and acknowledges that it is part of a common enterprise with the other Borrowers and that any financial accommodations by the Administrative Agent and the other Lenders to any other Borrower hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to the Borrowers.  Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Administrative Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Administrative Agent and Lenders by each other Borrower, including, without limitation, the Loans.  Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 10.19 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 10.19 shall be absolute, unconditional and irrevocable, irrespective of, and unaffected by, (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party; (ii) the absence of any action to enforce this Agreement (including this Section 10.19), any other Loan Document or the waiver or consent by the Administrative Agent and Lenders with respect to any of the provisions thereof; (iii) the insolvency of any Borrower or Subsidiary; and (iv) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.  Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

(b) The Borrowers acknowledge that any Loan Notice or other notice or request given by the Borrower Representative to the Administrative Agent shall bind the Borrowers, and that any notice given by the Administrative Agent or any other Lender to the Borrower Representative  shall be effective with respect to the Borrowers.  Each of the Borrowers acknowledges and agrees that the Borrowers shall be liable, on a joint and several basis, for all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any of the Loans or other extensions of credit or the amount of such Loans received or the manner in which the Administrative Agent or any other Lender accounts among the Borrowers for such Loans or other extensions of credit on its books and records, and further acknowledges and agrees that Loans and other extensions of credit to the Borrowers inure to the mutual benefit of all of the Borrowers and that the Administrative Agent and the other Lenders are relying on the joint and several liability of the Borrowers in extending the Loans and other financial accommodations hereunder.

10.20. Subordination.  Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Lender Parties or resulting from such Subordinating Loan Party’s performance under the Guaranty, to the indefeasible payment in full in cash of all Obligations.  If the Administrative Agent so requests, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Lenders and the proceeds thereof shall be paid over to the Administrative Agent on account of the Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement.  Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided, that in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such  payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.

ARTICLE XI

CONTINUING GUARANTY

11.01. Guaranty.  Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor and (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law.  The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and  each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

11.02. Rights of Lenders and Affiliate Counterparties.  Each Guarantor consents and agrees that the Lender Parties, Affiliate Counterparties and other Affiliates of any Lender holding any Swap Obligations may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine, subject to the provisions of Section 8.03; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

11.03. Certain Waivers.  Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrowers or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Lender Party) of the liability of the Borrowers or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrowers or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrowers or any other Loan Party, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Lender Party or Affiliate Counterparty or other Affiliates of any Lender holding any Swap Obligations whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Lender Party, Affiliate Counterparty or other Affiliates of any Lender holding any Swap Obligations; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

11.04. Obligations Independent.  The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrowers or any other person or entity is joined as a party.

11.05. Subrogation.  No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments are terminated.  If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender Parties, Affiliate Counterparties and other Affiliates of any Lender holding any Swap Obligations and shall forthwith be paid to the Lender Parties and Affiliate Counterparties to reduce the amount of the Obligations, whether matured or unmatured, in the order set forth in Section 8.03.

11.06. Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until indefeasible payment and satisfaction in full of all Obligations.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or a Guarantor is made, or any of the Lender Parties or Affiliate Counterparties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Lender Parties or Affiliate Counterparties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lender Parties or Affiliate Counterparties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

11.07. Stay of Acceleration.  If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against a Guarantor or a Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Lender Parties or any Affiliate Counterparty.

11.08. Condition of Borrowers.  Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as such Guarantor requires, and that none of the Lender Parties or Affiliate Counterparties has any duty, and such Guarantor is not relying on the Lender Parties or Affiliate Counterparties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (each Guarantor waiving any duty on the part of the Lender Parties and Affiliate Counterparties to disclose such information and any defense relating to the failure to provide the same).

11.09. Appointment of Borrower Representative. Each of the Guarantors hereby appoints the Borrower Representative to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (a) the Borrower Representative may execute such documents on behalf of such Guarantor as the Borrower Representative deems appropriate in its sole discretion and each Guarantor shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, any Lender or any Affiliate Counterparty to the Borrower Representative shall be deemed delivered to each Guarantor and (c) the Administrative Agent, the Lenders or any Affiliate Counterparty may accept, and be permitted to rely on, any document, instrument or agreement executed by the Borrower Representative on behalf of each Guarantor.

11.10. Right of Contribution.  The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.

11.11. Keepwell.  Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article XI voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full.  Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

11.12. Eligible Contract Participant Status.  Each Guarantor, in its own capacity and in its capacity as guarantor for and on behalf of S&W, represents and warrants to the Lenders, any Affiliate Counterparty and any other Affiliates of any Lender holding any Swap Obligations that, on and as of the date hereof and on each date on which a “Swap Transaction Event” (as defined in the bilateral agreement between any Lender, Affiliate Counterparty or other such Affiliate and S&W) occurs between any Lender, Affiliate Counterparty or other such Affiliate and S&W, it is an “eligible contract participant” within the meaning of Section 1a(18) of the Commodity Exchange Act as amended from time to time, and applicable regulations thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS

SMITH & WESSON HOLDING CORPORATION

By:	/s/ Jeffrey D. Buchanan
Name:	Jeffrey D. Buchanan
Title:	Executive Vice President, Chief Financial Officer and Treasurer

SMITH & WESSON CORP.

By:	/s/ Jeffrey D. Buchanan
Name:	Jeffrey D. Buchanan
Title:	Executive Vice President, Chief Financial Officer and Treasurer

(Signature Page to Credit Agreement)

GUARANTORS

THOMPSON/CENTER ARMS COMPANY, LLC		SWSS LLC

By:	/s/ Jeffrey D. Buchanan	By:	/s/ Jeffrey D. Buchanan
Name:	Jeffrey D. Buchanan	Name:	Jeffrey D. Buchanan
Title:	Executive Vice President, Chief Financial Officer and Treasurer	Title:	Executive Vice President, Chief Financial Officer and Treasurer

SMITH & WESSON DISTRIBUTING, INC.		BEAR LAKE HOLDINGS, LLC

By:	/s/ Jeffrey D. Buchanan	By:	/s/ Jeffrey D. Buchanan
Name:	Jeffrey D. Buchanan	Name:	Jeffrey D. Buchanan
Title:	Executive Vice President, Chief Financial Officer and Treasurer	Title:	Executive Vice President, Chief Financial Officer and Treasurer

DEEP RIVER PLASTICS, LLC		BATTENFELD TECHNOLOGIES, INC.

By:	/s/ Jeffrey D. Buchanan	By:	/s/ Jeffrey D. Buchanan
Name:	Jeffrey D. Buchanan	Name:	Jeffrey D. Buchanan
Title:	Executive Vice President, Chief Financial Officer and Treasurer	Title:	Executive Vice President, Chief Financial Officer and Treasurer

BATTENFELD ACQUISITION COMPANY, INC.

		By:	/s/ Jeffrey D. Buchanan
		Name:	Jeffrey D. Buchanan
		Title:	Executive Vice President, Chief Financial Officer and Treasurer

(Signature Page to Credit Agreement)

TD BANK, N.A., as Administrative Agent

By:	/s/ Maria Goncalves
Name:	Maria Goncalves
Title:	Regional Vice President

(Signature Page to Credit Agreement)

TD BANK, N.A., as a Lender and Swingline Lender

By:	/s/ Maria Goncalves
Name:	Maria Goncalves
Title:	Regional Vice President

(Signature Page to Credit Agreement)

PEOPLE’S UNITED BANK, NATIONAL ASSOCIATION

By:	/s/ Edward S. Borden
Name:	Edward S. Borden
Title:	SVP

(Signature Page to Credit Agreement)

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Matthew J. Davis
Name:	Matthew J. Davis
Title:	Vice President

(Signature Page to Credit Agreement)

REGIONS BANK

By:	/s/ Bruce Rhodes
Name:	Bruce Rhodes
Title:	Senior Vice President

(Signature Page to Credit Agreement)

WELLS FARGO BANK, N.A.

By:	/s/ Michael Sweeney
Name:	Michael Sweeney
Title:	Sr Vice President

(Signature Page to Credit Agreement)

EXHIBIT A

[FORM OF] LOAN NOTICE

Date:  [               ,         ]

TO:	TD Bank, N.A., as Administrative Agent

RE:

Credit Agreement, dated as of June 15, 2015, by and among SMITH & WESSON HOLDING CORPORATION, a Nevada corporation, and SMITH & WESSON CORP., a Delaware corporation, as borrowers, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and TD Bank, N.A., as Administrative Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The Borrower Representative hereby requests (select one):

☐	A Borrowing of [Revolving] [Term] Loans
☐	A [conversion] or [continuation] of [LIBOR Rate][Base Rate] Loans

____

1.	On (the “Credit Extension Date”).
2.	In the amount of $ .
3.	Comprised of: ☐ Base Rate Loans

☐  LIBOR Rate Loans

[4.	For LIBOR Rate Loans: with an Interest Period of months.]

[1The Revolving Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Credit Agreement.]

The Borrower hereby represents and warrants that the conditions specified in Section 4.02 of the Credit Agreement shall be satisfied on and as of the date of the Credit Extension Date.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[1]	Include this sentence in the case of a Revolving Borrowing

SMITH & WESSON HOLDING CORPORATION

By:
Name:
Title:

EXHIBIT C-1

[FORM OF] REVOLVING NOTE

$[ ]	June 15, 2015

FOR VALUE RECEIVED, the undersigned SMITH & WESSON HOLDING CORPORATION, a Nevada corporation (the “Company”), and SMITH & WESSON CORP., a Delaware corporation (“S&W”, and, together with the Company, the “Borrowers” and, each a “Borrower”), hereby jointly and severally promise to pay to [                                 ] or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of  each Loan from time to time made by the Lender to the Borrowers under that certain Credit Agreement dated as of the date hereof (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrowers, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and TD Bank, N.A., as Administrative Agent.

The Borrowers jointly and severally promise to make principal payments as specified in the Credit Agreement, and pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, and the holder is entitled to the benefits thereof.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Delivery of an executed counterpart of a signature page of this Note by fax transmission or other electronic mail transmission shall be effective as delivery of a manually executed counterpart of this Note.

This Revolving Note amends and restates and is issued in substitution for and replacement of but not in satisfaction of that certain Revolving Note dated [           ], issued by the Borrowers in favor of the Lender, in the principal amount of $[             ].

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Borrowers have executed this Note as an instrument under seal as of the day first written above.

SMITH & WESSON HOLDING CORPORATION

By:
Name:
Title:

SMITH & WESSON CORP.

By:
Name:
Title:

EXHIBIT C-2

[FORM OF] TERM NOTE

$[ ]	June 15, 2015

FOR VALUE RECEIVED, the undersigned SMITH & WESSON HOLDING CORPORATION, a Nevada corporation (the “Company”), and SMITH & WESSON CORP., a Delaware corporation (“S&W”, and, together with the Company, the “Borrowers” and, each a “Borrower”), hereby jointly and severally promise to pay to [                      ] or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term Loan from time to time made by the Lender to the Borrowers under that certain Credit Agreement, dated as of the date hereof (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrowers, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and TD Bank, N.A., as Administrative Agent.

The Borrowers jointly and severally promise to pay interest on the unpaid principal amount of the Term Loan made by the Lender from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term Note is one of the Term Notes referred to in the Credit Agreement and the holder is entitled to the benefits thereof.  The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

Delivery of an executed counterpart of a signature page of this Term Note by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Term Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Borrowers have executed this Note as an instrument under seal as of the day first written above.

SMITH & WESSON HOLDING CORPORATION

By:
Name:
Title:

SMITH & WESSON CORP.

By:
Name:
Title:

EXHIBIT C-3

[FORM OF] SWINGLINE NOTE

$	June 15, 2015

FOR VALUE RECEIVED, the undersigned SMITH & WESSON HOLDING CORPORATION, a Nevada corporation (the “Company”), and SMITH & WESSON CORP., a Delaware corporation (“S&W”, and, together with the Company, the “Borrowers” and, each a “Borrower”), hereby jointly and severally promise to pay to TD Bank, N.A. or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of  each Swingline Loan from time to time made by the Lender to the Borrowers under that certain Credit Agreement dated as of the date hereof (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrowers, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and TD Bank, N.A., as Administrative Agent.

The Borrowers jointly and severally promise to make principal payments as specified in the Credit Agreement, and pay interest on the unpaid principal amount of each Swingline Loan from the date of such Swingline Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, and the holder is entitled to the benefits thereof.  Swingline Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Swingline Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Delivery of an executed counterpart of a signature page of this Note by fax transmission or other electronic mail transmission shall be effective as delivery of a manually executed counterpart of this Note.

This Swingline Note amends and restates and is issued in substitution for and replacement of but not in satisfaction of that certain Swingline Note dated August 15, 2013, issued by the Borrowers in favor of the Lender, in the principal amount of $[        ].

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Borrowers have executed this Note as an instrument under seal as of the day first written above.

SMITH & WESSON HOLDING CORPORATION

By:
Name:
Title:

SMITH & WESSON CORP.

By:
Name:
Title:

EXHIBIT D

[FORM OF] COMPLIANCE CERTIFICATE

Financial Statement Date:  [             ,         ]

TO:	TD Bank, N.A., as Administrative Agent

RE:

Credit Agreement dated as of June 15, 2015 by and among SMITH & WESSON HOLDING CORPORATION, a Nevada corporation (the “Company”), and SMITH & WESSON CORP., a Delaware corporation, as borrowers, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and TD Bank, N.A., as Administrative Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned hereby certifies as of the date hereof that [he/she] is the [Chief Financial Officer] [Treasurer] [Controller] of the Company, and that, as such, [he/she] is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrowers and the other Loan Parties, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Loan Parties have delivered the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Company and its Subsidiaries ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Loan Parties have delivered the unaudited consolidated financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Company and its Subsidiaries ended as of the above date.  Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision, a detailed review of the transactions and condition (financial or otherwise) of the Loan Parties and their Subsidiaries during the accounting period covered by such financial statements.

3. A review of the activities of the Loan Parties and their Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all their obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each of the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrowers and each other Loan Party contained in Article V of the Credit Agreement and in each other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.06 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule A attached hereto are true and accurate on and as of the date of this Certificate.

6. Except as set forth on Schedule B hereto, since the date of the previous Compliance Certificate delivered in accordance with Section 6.02(a) of the Credit Agreement, there have been no Dispositions or Involuntary Dispositions of property or assets for which (with the passage of time) the Borrowers will be required to make a mandatory prepayment pursuant to Section 2.05(b)(i) of the Credit Agreement.

7. [For the fiscal year of the Company and its Subsidiaries ended as of the above date (commencing with the Company’s fiscal year that commenced May 1, 2015), the Company and its Subsidiaries have made Investments pursuant to Section 7.02(k) of the Credit Agreement totaling $[            ] in the aggregate. Pursuant to Section 7.02(k) of the Credit Agreement, the amount of Investments permitted under Section 7.02(k) of the Credit Agreement will be increased for the fiscal year ending [            ] by an amount equal to $[            ]. ]2

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission shall be effective as delivery of a manually executed counterpart of this Certificate.

[Remainder of page intentionally left blank.]

[2]	Include paragraph 8 for Compliance Certificates delivered concurrently with fiscal year-end financial statements only.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate on the day and year first mentioned above.

SMITH & WESSON HOLDING CORPORATION

By:
Name:
Title:

Schedule A

Financial Statement Date:  [________, ____] (“Statement Date”)

I.	Minimum Consolidated Fixed Charge Coverage Ratio:

The actual Fixed Charge Coverage Ratio for such period is:	___ to 1.00
The minimum Fixed Charge Coverage Ratio required for such period is:	1.50 to 1.00
In Compliance:	[Yes][No]

The Fixed Charge Coverage Ratio has been calculated as follows:

A.	Consolidated Net Income		$__________

B.	Plus:	Consolidated Interest Expense	$__________

C.	Plus:	Income Tax Expense (with a deduction in case of income tax benefit)	$__________

D.	Plus:	Depreciation and Amortization Expense	$__________

E.	Plus:	Extraordinary Charges	$__________

F.	Plus:	Non-Cash Charges for such period related to Stock Options and Restricted Stock Grants	$__________

G.	Plus:	Other Nonrecurring Non-Cash Charges (but excluding any non-cash charge included in Consolidated Net Income in a prior period)	$__________

H.	Less:	Extraordinary Gains and Non-Cash Income	$(_________)

I.	Consolidated EBITDA		$__________

J.	Plus:	Consolidated Rental Expense	$__________

K.	Less:	Unfinanced Capital Expenditures	$(_________)

L.	Less:	Cash Taxes Paid	$(_________)

M.	Less:	Dividends and Distributions Paid in Cash	$(_________)

N.	Consolidated Net Cash Available for Debt Service		$__________

O.	Cash Consolidated Interest Expense		$__________

P.	Plus:	Consolidated Rental Expense Paid	$__________

Q.	Plus:	Scheduled Principal Repayments on Indebtedness made	$__________

R.	Plus:	Capital Lease Obligation Payments Made	$__________

S.	Consolidated Fixed Charges		$__________

U.	Consolidated Fixed Charge Coverage Ratio (N divided by S)		__________x

II.	Maximum Adjusted Consolidated Leverage Ratio:

The actual Adjusted Consolidated Leverage Ratio for such period is:	___ to 1.00
The Maximum Adjusted Consolidated Leverage Ratio allowed for such period is:	3.25 to 1.00
In Compliance:	[Yes][No]

The Adjusted Consolidated Leverage Ratio has been calculated as follows:

A.		Total Loans outstanding		$__________

B.	Plus:	Other Outstanding Indebtedness of the Companies:		$__________

C.	i.	Amount due on Guaranties	$__________
	ii.	Maximum Principal Amount of Indebtedness Guaranteed	$__________
	iii.	Greater of (i) or (ii)		$__________
	iv.	Off-Balance Sheet Liabilities		$__________
	v.	Contingent Liabilities (Sum of iii and iv)		$__________

D.	Total Funded Debt (A plus B plus C(v))			$__________

E.	Less:	cash and cash equivalents of the Loan Parties on a consolidated basis (as reflected on the most recent balance sheet delivered by the Loan Parties to the Administrative Agent) in excess
		of $25,000,000 and subject to no Liens		$(_________)

F.	Adjusted Consolidated Funded Indebtedness (D minus E)			$__________

G.	Consolidated EBITDA (from above)			$__________

H.	Adjusted Consolidated Leverage Ratio (F divided by G)			___________x

Schedule B

Dispositions or Involuntary Dispositions

EXHIBIT E-1

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]3 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]4 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]5 hereunder are several and not joint.]6  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other Loan Documents in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below  and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrowers: Smith & Wesson Corp., a Delaware corporation and Smith & Wesson Holding Corporation, a Nevada corporation
4.	Administrative Agent: TD Bank, N.A., as the administrative agent under the Credit Agreement
5.

Credit Agreement: Credit Agreement, dated as of June 15, 2015 among Smith & Wesson Holding Corporation and Smith & Wesson Corp., as borrowers (each a “Borrower” and collectively, the “Borrowers”), the Guarantors from time to time thereto, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and the Administrative Agent

[3]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

[4]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

[5]	Select as appropriate.
[6]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

6.	Assigned Interest:

Assignor[s][7]	Assignee[s][8]	Facility Assigned[9]	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment / Loans Assigned	Percentage Assigned of Commitment/ Loans[10]
			$	$	%
			$	$	%
			$	$	%

Effective Date:  __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Remainder of page intentionally left blank.]

[7]	List each Assignor, as appropriate.
[8]	List each Assignee, as appropriate.
[9]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”, “Term Commitment”, etc.).
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:
ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]11 Accepted:

TB BANK, N.A., as Administrative Agent and Swingline Lender

By:
Name:
Title:
[Consented to:][12]
SMITH & WESSON HOLDING CORPORATION
By:
Name:
Title:

[11]	To be added only if the consent of the Administrative Agent and Swingline Lender is required by the terms of the Credit Agreement.
[12]	To be added only if the consent of the Borrower Representative is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Standard Terms and Conditions for Assignment and Assumption

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the terms of the Credit Agreement (subject to such consents, if any, as may be required under the terms of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the terms of the Credit Agreement, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax transmission or other electronic mail transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E-2

[FORM OF] ADMINISTRATIVE QUESTIONNAIRE

I.	ADMINISTRATIVE DETAILS FORM

ADMINISTRATIVE QUESTIONNAIRE

Markley Group

Agent Address:	6000 Atrium Way	Return to:	Investor Processing
	Mount Laurel, NJ	Tel.:	(888) 751-9000
	08054	E-mail:	investorprocessing@yesbank.com
		CC:	david.kelson@tdsecurities.com

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly.  If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Name of Lender for any eventual Tombstone:

Signature Block Information:

Lender Parent:

Domestic Lending Office

Address:
Attention:
Telephone:
Facsimile:
E-Mail Address:

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

	L/C Contact	Primary Legal Counsel
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

Lender’s US Wire Instructions

Bank Name:
City, State:
ABA/Routing No.:
Account Name:
Account No.:
Benef. Acct. Name:
Benef. Acct. No.:
Attention:
Reference:

Agent’s Wire Instructions

Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
Attention:
Reference:

EXHIBIT F

[FORM OF]  JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [__________, ____], is by and among [_____________________, a ______________________] (the “Subsidiary Guarantor”), Smith and Wesson Holding Corporation, a Nevada corporation (“Holdings”), Smith & Wesson Corp., a Delaware corporation (“S&W, and together with Holdings, the “Borrowers”) and TD Bank, N.A., in its capacity as administrative agent (in such capacity, the “Administrative Agent”) under that certain Credit Agreement, dated as of June 15, 2015 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”), by and among the Borrowers, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and the Administrative Agent.  Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Credit Agreement.

The Subsidiary Guarantor is an additional Loan Party, and, consequently, the Loan Parties are required by Section 6.12 of the Credit Agreement to cause the Subsidiary Guarantor to become a “Guarantor” thereunder.

Accordingly, the Subsidiary Guarantor and the Borrowers hereby agree as follows with the Administrative Agent, for the benefit of the Secured Parties:

1. The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to and a “Guarantor” under the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement and the other Loan Documents as a Guarantor.  The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all representations and warranties, covenants and other terms, conditions and provisions of the Credit Agreement and the other applicable Loan Documents.  Without limiting the generality of the foregoing terms of this Paragraph 1, the Subsidiary Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the Secured Obligations in accordance with Article XI of the Credit Agreement.

2. Each of the Subsidiary Guarantor and the Borrowers hereby agree that all of the representations and warranties contained in Article V of the Loan Agreement and each other Loan Document are true and correct as of the date hereof.

3. The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and each Loan Document and the schedules and exhibits thereto.  The information on the schedules to the Credit Agreement are hereby supplemented (to the extent permitted under the Credit Agreement) to reflect the information shown on the attached Schedule A.

4. Each Borrower confirms that the Credit Agreement is, and upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect.  The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor the term “Obligations,” as used in the Credit Agreement, shall include all obligations of the Subsidiary Guarantor under the Credit Agreement and under each other Loan Document.

5. Each of the Borrowers and the Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts as the Administrative Agent may reasonably request in accordance with the terms and conditions of the Credit Agreement and the other Loan Documents in order to effect the purposes of this Agreement.

6. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

7. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.  The terms of Sections 10.14 and 10.15 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Borrowers and the Subsidiary Guarantor has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Secured Parties, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

SUBSIDIARY GUARANTOR:	[SUBSIDIARY GUARANTOR]

By:
Name:
Title:

BORROWERS:	SMITH & WESSON HOLDING CORPORATION

By:
Name:
Title:

SMITH & WESSON CORP.

By:
Name:
Title:

Acknowledged, accepted and agreed:

TD BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT G

[FORM OF] SOLVENCY CERTIFICATE

TO:	TD Bank, N.A., as Administrative Agent

RE:

Credit Agreement, dated as of June 15, 2015, by and among  Smith and Wesson Holding Corporation, a Nevada corporation (“Holdings”), Smith & Wesson Corp., a Delaware corporation (“S&W, and together with Holdings, the “Borrowers”), the Guarantors, the Lenders and TD Bank, N.A., as Administrative Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	June 15, 2015

The undersigned Responsible Officer of the Borrower Representative is familiar with the properties, businesses, assets and liabilities of the Loan Parties and is duly authorized to execute this certificate on behalf of the Borrower Representative and the other Loan Parties.

The undersigned certifies that [he/she] has made such investigation and inquiries as to the financial condition of the Loan Parties and their Subsidiaries as the undersigned deems necessary and prudent for the purpose of providing this Certificate.  The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the making of Loans and the other transactions contemplated under the Credit Agreement.

The undersigned certifies that the financial information, projections and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

BASED ON THE FOREGOING, the undersigned certifies that, both before and after giving effect to the transactions contemplated by the Credit Agreement:

(a) The fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise.

(b) The present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

(c) The Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

(d) The Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Closing Date.

(e) The Loan Parties, taken as a whole, do not intend to, or will not permit any of their Subsidiaries to, or believe that they or any of their Subsidiaries, taken as a whole, will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by them or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of their Indebtedness or the Indebtedness of their Subsidiaries, taken as a whole.

(f) The Loan Parties will not permit any of their Subsidiaries, taken as a whole, to incur debts beyond their ability to pay such debts as they mature, if, as a result of doing so, it could be reasonably expected to have a Material Adverse Effect on the Borrowers and their Subsidiaries, taken as a whole.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Solvency Certificate to be duly executed as of the date first above written.

SMITH & WESSON HOLDING CORPORATION

By:
Name:
Title:

EXHIBIT K-1

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 15, 2015 by and among Smith & Wesson Corp., a Delaware corporation and Smith & Wesson Holding Corporation, a Nevada corporation, as borrowers (each a “Borrower” and, collectively, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and TD Bank, N.A., as Administrative Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement).  Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent shareholder of either Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (d) it is not a controlled foreign corporation related to either Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (b) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

Date: ________ __, ___

EXHIBIT K-2

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 15, 2015 by and among Smith & Wesson Corp., a Delaware corporation and Smith & Wesson Holding Corporation, a Nevada corporation,  as borrowers (each a “Borrower” and, collectively, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and TD Bank, N.A., as Administrative Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement).  Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent shareholder of either Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (d) it is not a controlled foreign corporation related to the either Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, ____

EXHIBIT K-3

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 15, 2015 by and among Smith & Wesson Corp., a Delaware corporation and Smith & Wesson Holding Corporation, a Nevada corporation,  as borrowers (each a “Borrower” and, collectively, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and TD Bank, N.A., as Administrative Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement).  Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent shareholder of either Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to either Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or IRS Form W-8BEN-E or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, ____

EXHIBIT K-4

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 15, 2015 by and among Smith & Wesson Corp., a Delaware corporation and Smith & Wesson Holding Corporation, a Nevada corporation,  as borrowers (each a “Borrower” and, collectively, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and TD Bank, N.A., as Administrative Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement).  Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent shareholder of either Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to either Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or IRS Form W-8BEN-E or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (ii) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, ____